Exhibit 10.1

EXECUTION COPY

$1,000,000,000

CREDIT AGREEMENT

AMONG:

COLUMBIA PIPELINE GROUP, INC.

(as Borrower)

TRANSCANADA PIPELINES LIMITED

(as Guarantor)

AND

THE FINANCIAL INSTITUTIONS SIGNATORY HERETO

(as Lenders)

WITH

JPMORGAN CHASE BANK, N. A.

(as Joint Lead Arranger and Sole Bookmanager)

BANK OF MONTREAL, CHICAGO BRANCH

(as Joint Lead Arranger)

AND

JPMORGAN CHASE BANK, N. A.

(as Administrative Agent for the Lenders)

AND

BANK OF AMERICA, N.A.,

CITIBANK, N.A,

DEUTSCHE BANK SECURITIES INC.,

EXPORT DEVELOPMENT CANADA,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

and

HSBC BANK CANADA

(as Documentation Agents)

Dated as of December 16, 2016

i

5.7	Agent’s Fees	33
5.8	Maximum Rate Permitted by Law	33
5.9	Interest Act	34
5.10	Waivers	34

ARTICLE 6 PAYMENT AND TAXES		34
6.1	Time, Place and Currency of Payment	34
6.2	Application of Payments Prior to an Event of Default	34
6.3	Taxes	35

ARTICLE 7 CONDITIONS PRECEDENT		38
7.1	Effectiveness and Conditions Precedent	38
7.2	Conditions Precedent to Drawdown	39
7.3	Continuing Conditions Precedent	39
7.4	Waiver of a Condition Precedent	40

ARTICLE 8 COVENANTS		40
8.1	Covenants of TCPL	40
8.2	Financial Covenant	46

ARTICLE 9 EVENTS OF DEFAULT		47
9.1	Events of Default	47
9.2	Acceleration	49
9.3	Waiver of Default	50
9.4	Application and Sharing of Payments Following Acceleration	50
9.5	Remedies Cumulative	51
9.6	Set-Off	51
9.7	Lenders May Perform Covenants	52

ARTICLE 10 EXPENSES AND INDEMNITIES		52
10.1	Reimbursement of Expenses	52
10.2	Increased Cost	52
10.3	Illegality	54
10.4	Substitute Basis of Borrowing	54
10.5	Funding Indemnity	55
10.6	General Indemnity	55

ARTICLE 11 THE AGENT AND THE LENDERS		56
11.1	Authorization of Agent	56
11.2	Responsibility	57
11.3	Acknowledgment of Lenders	58
11.4	Rights and Obligations of Each Lender	59
11.5	Determinations by Lenders	59
11.6	Notices	59
11.7	Duty to Deliver Documents Obtained from the Loan Parties	60
11.8	Arrangements for Borrowings	60
11.9	Arrangements for Repayment of Borrowings	60

11.10	Repayment by Lenders to Agent	60
11.11	Adjustments Among Lenders	61
11.12	Lenders’ Consents to Waivers, Amendments, etc.	62
11.13	Reimbursement of Expenses	63
11.14	Reliance on Notices, etc.	63
11.15	Relations with Loan Parties	63
11.16	Successor Agent	64
11.17	Indemnity	65
11.18	Delegation of Duties	66
11.19	No Other Duties, etc.	66
11.20	Amendment to this Article 11	66

ARTICLE 12 SUCCESSORS AND ASSIGNS, JUDGMENT CURRENCY AND CONFIDENTIALITY		66
12.1	Successors and Assigns	66
12.2	Exchange and Confidentiality of Information	68
12.3	Judgment Currency	69

ARTICLE 13 GUARANTY		69
13.1	Guaranty	69
13.2	Guaranty Absolute	70
13.3	Waivers and Acknowledgments	71
13.4	Subrogation	72
13.5	Subordination	72
13.6	Continuing Guaranty; Assignments	73

ARTICLE 14 MISCELLANEOUS		74
14.1	Severability	74
14.2	Survival of Undertakings	74
14.3	Failure to Act	74
14.4	Waivers	74
14.5	Amendments	74
14.6	Notice	75
14.7	Whole Agreement	76
14.8	Governing Law	76
14.9	Term of Agreement	76
14.10	Time of Essence	76
14.11	Jurisdiction	76
14.12	Counterpart Execution	77
14.13	Patriot Act Notice	77
14.14	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	77
14.15	Waiver of Jury Trial	79

Exhibits
	Exhibit I-		Pricing Grid
	Exhibit II -		Commitments

Schedules
	Schedule A	—	Notice of Borrowing, Repayment, Prepayment or Cancellation of Commitment
	Schedule B	—	Notice of Conversion
	Schedule C	—	Notice of Rollover
	Schedule D	—	Request for Extension
	Schedule E	—	Compliance Certificate
	Schedule F	—	Opinion of Counsel to TCPL
	Schedule G	—	Opinion of Mayer Brown LLP
	Schedule H	—	Lender Transfer Agreement

THIS CREDIT AGREEMENT is dated and effective as of December 16, 2016.

AMONG:

COLUMBIA PIPELINE GROUP, INC., a corporation incorporated under the laws of the State of Delaware, having its principal office in Houston, Texas

AND

TRANSCANADA PIPELINES LIMITED, a corporation incorporated under the laws of Canada, having its principal office in Calgary, Alberta, Canada

AND

each of the financial institutions named on the signature pages hereto in their capacities as Lenders (the “Initial Lenders”)

AND

JPMORGAN CHASE BANK, N.A. (“JPMCB”), in its capacity as Administrative Agent (the “Agent”)

NOW THEREFORE, in consideration of the premises, the covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement and the Schedules hereto and in all notices pursuant to this Agreement, unless something in the subject matter or context is inconsistent therewith, the following words and phrases shall have the following meanings:

“Acceleration Notice” has the meaning given to it in Section 9.2.

“Accounts” has the meaning given to it in Section 4.3.

“Additional Compensation” has the meaning given to it in Section 10.2.

“Affected Lender” has the meaning given to it in Section 4.2.

“Affiliate” means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person; and for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control”) means the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of Voting Shares or by contract or otherwise.

“Agent” means JPMCB when acting in its capacity as Administrative Agent hereunder and includes any successor agent appointed pursuant to Section 11.16.

“Agent’s Applicable Account for Payments” means the account of the Agent maintained by the Agent at its office at JPMorgan Chase Bank, N.A. Toronto Branch, Royal Bank Plaza South Tower, 200 Bay Street, floor 18, Toronto, ON M5J 2J2.

“Agent’s Branch of Account” means the principal office of the Agent in New York, New York or such other office or branch of the Agent as the Agent may from time to time advise the Borrower and the Lenders in writing.

“Agent’s Group” has the meaning given to it in Section 11.15(b).

“Agreeing Lender” has the meaning given to it in Section 3.11(b).

“Agreement” means this agreement, all Schedules attached hereto and any future amendments or supplements thereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Law” means, in relation to any Person, property, transaction or event, all applicable provisions (or mandatory applicable provisions, if so specified) of federal, provincial, state or local laws, statutes, rules, regulations, official directives and orders of all Governmental Authorities and governmental actions of Governmental Authorities in actions or proceedings by which the Person is bound or having application to the Person, property, transaction or event.

“Applicable Margin” means at any time, the applicable rate per annum set forth in Exhibit I under the captions “Base Rate Loans”, “Libor Loans” or “Commitment Fee Rate”, as the case may be, based upon the ratings by Moody’s, S&P and Fitch, respectively, applicable on such date to the Index Debt. For purposes of this definition, “Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of TCPL.

“Assuming Lender” has the meaning given to it in Section 3.13(b).

“Bail-In Action” has the meaning given to it in Section 14.14.

“Banking Day” means a day which is both a Business Day and a day on which dealings in Dollars by and between banks in the London, England interbank market may be conducted.

“Bankruptcy Law” means any proceeding of the type referred to in Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means, with respect to Base Rate Loans, the greatest of:

(a)	the per annum rate of interest announced from time to time by JPMCB in New York, New York as being its prime rate;

(b)	the per annum rate of interest equal to the Fed Funds Rate plus one-half of one percent (0.50%) per annum; and

(c)	the rate equal to Libor for an Interest Period of one month for each day that a Base Rate Loan is outstanding (and in respect of any day that is not a Banking Day, Libor as in effect on the immediately preceding Banking Day) plus one (1.00) % per annum.

“Base Rate Loans” means the advances in Dollars made available by the Lenders to the Borrower pursuant to either Section 3.3 or 3.8 and on which the Borrower has agreed to pay interest in accordance with Section 5.1.

“basis point” or “bp” means one one-hundredth of one percent (.01%).

“Borrower” means Columbia Pipeline Group, Inc.

“Borrowing” means at any given time during the term of this Agreement the principal amount outstanding by way of Loans made by the Lenders to the Borrower.

“Branch of Account” means, with respect to each Lender, the branch or office of such Lender at the address set forth opposite such Lender’s name on the signature pages of this Agreement or such other branch or office as such Lender may from time to time notify the Borrower and the Agent in writing; provided that, for purposes of delivering any notice required to be delivered by the Agent to a Lender pursuant to Section 11.8 and for purposes of effecting any payments to a Lender in connection with this Agreement, a Lender may specify in writing to the Borrower and the Agent any other branch or office of such Lender and such branch or office shall thereafter be the Branch of Account of such Lender for such purpose.

“Business Day” means a day, excluding Saturday and Sunday, on which banking institutions are open for business in Calgary, Alberta, Canada, Toronto, Canada and New York, New York.

“Canadian Dollars”, “Cdn. Dollars” and the symbol “Cdn. $” each means lawful money of Canada.

“Canadian Sanctioned Country” means, at any time, a country or territory which is the target of any comprehensive (but not list based) Canadian Sanctions.

“Canadian Sanctioned Person” means, at any time, (a) any Person listed in any Canadian Sanctions-related list of designated Persons maintained by the Government of Canada, (b) any Person operating, organized or resident in a Canadian Sanctioned Country or (c) any Person controlled by any such Person.

“Canadian Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Government of Canada.

“Capital Lease” means, with respect to any Person, any lease or other arrangement relating to real or personal property which should, in accordance with Generally Accepted Accounting Principles, be accounted for as a capital lease on a balance sheet of such Person.

“Circumstance” has the meaning given to it in Section 10.2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Combined Shareholders’ Equity” means, as of any date, the unconsolidated shareholders’ equity of TCPL and the Designated Subsidiaries as of such date, determined on a combined basis in accordance with Generally Accepted Accounting Principles (to the extent applicable thereto).

“Commitment” means each Lender’s obligation hereunder, in aggregate, to make Loans available to the Borrower hereunder in the amount, but not at any time in excess of the amount, set forth opposite such Lender’s name on Exhibit II hereto as such Lender’s Commitment, as such amount may hereafter be increased, decreased, cancelled, extended or terminated from time to time pursuant to this Agreement.

“Commitment Fee” means an amount payable to the Lenders in accordance with Section 5.5 at the applicable rate per annum set forth in Exhibit I under the caption “Commitment Fee Rate”.

“Commitment Increase” has the meaning given to it in Section 3.13(a).

“Compliance Certificate” means a compliance certificate substantially in the form attached hereto as Schedule E executed by any two officers of TCPL.

“Conflicted Lender” has the meaning given to it in Section 3.12(b).

“Consolidated Funded Obligations” means, as of any date, all Funded Obligations of TCPL and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP, but excluding therefrom Subordinated Debt to the extent no event of default has occurred and is then continuing in respect of such Subordinated Debt.

“Consolidated Net Tangible Assets” means, at any time, the total assets of TCPL and its Subsidiaries as shown on a consolidated balance sheet of TCPL in accordance with GAAP, less, to the extent included in a determination of total assets, and without duplication:

(a) all goodwill, trademarks, copyrights, trade names, patents and similar intangible assets as shown on such balance sheet; and

(b) any minority interests in Subsidiaries.

“Consolidated Shareholders’ Equity” means, as of any date, the shareholders’ equity of TCPL and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Capitalization” means, as of any date, the aggregate of the amount of Consolidated Shareholders’ Equity for such date plus the outstanding amount (without duplication) of Consolidated Funded Obligations and Subordinated Debt for such date.

“Conversion” means a conversion of one type of Borrowing into another type of Borrowing pursuant to Section 3.8.

“Conversion Date” means each Business Day or Banking Day, as applicable, on which the Conversion of a Borrowing or a portion thereof is to be made pursuant to a request from the Borrower under Section 3.8.

“Conversion Notice” means a notice of a Conversion, substantially in the form of Schedule B hereto.

“Default” means any event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s ratable portion of the aggregate outstanding principal amount of the Loans of all Lenders (calculated as if all Defaulting Lenders had funded all of their respective Defaulted Advances) over the aggregate outstanding principal amount of all Loans actually funded by such Defaulting Lender.

“Defaulted Advance” means any Loan that a Defaulting Lender has failed to make.

”Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it or make any other payment due hereunder within two Business Days of the date required to be funded by it hereunder, and such failure is continuing, unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, and such failure is continuing, unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (c) has notified the Borrower or the Agent in writing, or has otherwise indicated through a written statement or public announcement, that it does not intend to fund Loans as required hereunder or that it does not intend to comply with its funding obligations generally under agreements in which it commits to extend credit or has failed to confirm in writing to the Borrower and the Agent such Lender’s intention and ability to fund Loans as required hereunder within three Business Days after receipt of a written request for such confirmation from the Borrower or the Agent; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Borrower or the Agent, or (d) is, or any Person controlling such Lender is, subject to (i) a bankruptcy, insolvency or similar proceeding or a Bail-In Action or (ii) to the appointment of the Federal Deposit Insurance Corporation or other receiver, custodian, conservator, trustee or similar official with respect to such Lender’s or such Person’s business or properties; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender under this clause (d)(ii) solely by virtue of the ownership or acquisition of any equity interest in or control of such Lender or any Person controlling such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Subsidiary” means a Subsidiary of TCPL:

(a) which TCPL has, by notice in writing to the Agent, designated as a Designated Subsidiary;

(b) which does not at the time of designation have outstanding any Funded Obligations other than (i) those held by TCPL or any other Designated Subsidiary or (ii) those which would be permitted to be incurred pursuant to Section 8.2 hereof if such Funded Obligations were to be incurred immediately after the time of designation; and

(c) of which TCPL and the Designated Subsidiaries own Voting Shares which, in the aggregate, entitle the holders thereof to elect at least a majority of the directors or Persons of like capacity;

provided that TCPL may, by notice in writing to the Agent, revoke the designation of such Subsidiary as a Designated Subsidiary, and provided further that TCPL may only make such a designation or revoke such a designation if no Default or Event of Default would result therefrom, and if, after giving effect to such designation or revocation, at least Cdn. $1 of additional Funded Obligations would be permitted to be incurred pursuant to Section 8.2.

“Dollars” and the symbol “$” each means lawful money of the United States.

“Drawdown Date” means each Business Day or Banking Day, as applicable, on which Borrowings are made pursuant to a request from the Borrower under Section 3.3.

“EEA Financial Institution” has the meaning given to it in Section 14.14.

“Effective Date” means the date on which the conditions precedent under Section 7.1 have been satisfied or waived.

“Environmental Laws” means any and all applicable federal, provincial, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment, to the release of any materials into the environment or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, industrial substances, toxic substances, hazardous substances or wastes.

“Equity Fund Investment” means any Investment by TCPL or any Designated Subsidiary at any time made or existing (valued at the amount at which such Investment is entered on the books of TCPL or any Designated Subsidiary making such Investment at the time such Investment is made as required by GAAP) but excluding:

(a) any Investment in a Designated Subsidiary;

(b) Purchase Money Obligations acquired by, or created in favor of, TCPL or any Designated Subsidiary with respect to any property disposed of by it;

(c) obligations of municipal corporations (as well as other governmental bodies not constituting corporations);

(d) prime finance or commercial paper or other prime debt obligations or instruments issued by Persons and maturing not more than one year after acquisition;

(e) prime floating rate notes issued by Persons or issued or guaranteed by any government or agency or similar entity having jurisdiction on behalf of any nation or, in the case only of Canada and the United States of America, any state, province, or subdivision thereof and, in any case, providing by its terms that the rate of interest thereon is redetermined at least annually; and

(f) loans in the nature of prepayments or advances to natural gas producers or sellers other than Undesignated Subsidiaries made in connection with purchases or proposed purchases of natural gas.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the failure to satisfy the minimum funding standards under Section 302 of ERISA or Section 412 of the Code with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA) other than by a standard termination under Section 4041(b) of ERISA; (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the imposition of a lien under Section 303(k) of ERISA with respect to any Plan; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Event of Default” means any of the events or circumstances specified in Section 9.1.

“Excluded Taxes” has the meaning given to it in Section 6.3(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any applicable intergovernmental agreements between a non-U.S. jurisdiction and the United States with respect thereto; any law, regulations, or other official guidance enacted in a non-U.S. jurisdiction relating to an intergovernmental agreement related thereto, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fed Funds Rate” means, on any day, the per annum rate of interest for that day set forth in the weekly statistical release designated as H.15(519) published by the Board of Governors of the United States Federal Reserve System (including any successor publication, the “H.15(519)”) opposite the caption “Federal Funds (Effective)” and, if on any day such rate is not yet published in H.15(519), the rate for such day shall be the rate set forth in the Composite 3:30 p.m. Quotations for U.S. Government Securities for such day under the caption “Federal Funds Effective Rate”; provided that if such rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations for U.S. Government Securities, such rate shall be the average of the quotations for such day on overnight Federal funds (such words to have the meaning generally given to them by money market brokers of recognized standing doing business in the United States of America) transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent, acting reasonably.

“Fiscal Quarter” means the three month period commencing on the first day of each Fiscal Year and each successive three month period thereafter during such Fiscal Year.

“Fiscal Year” means TCPL’s fiscal year commencing on January 1 of each year and ending on December 31 of such year.

“Fitch” means Fitch Ratings Inc., and its successors.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that the United States of America, any State thereof and the District of Columbia.

“Forms” has the meaning given to it in Section 6.3(b).

“Funded Obligations” means, in respect of a Person, all Indebtedness of such Person, other than Indebtedness payable on demand or maturing twenty-four (24) months or less after the date such Indebtedness is incurred (taking into account and including any right of extension or renewal which may be exercised as of right by such Person, but disregarding any renewal or extension thereof provided at the option of the holder of such Indebtedness).

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles employed by TCPL in its publicly filed financial statements from time to time in accordance with requirements of applicable securities regulators and which may include, for greater certainty, IFRS or generally accepted accounting principles in the United States of America.

“Governmental Authorities” means any federal, state, provincial, county, local or municipal government; any governmental body, agency, authority, board, bureau, department or commission (including any taxing authority); any instrumentality or office of any of the foregoing (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Obligations” has the meaning specified in Section 13.1.

“Guarantor” means TCPL.

“Guaranty” means the guaranty of the Guarantor set forth in Article 13.

“IFRS” means International Financial Reporting Standards including International Accounting Standards and Interpretations together with their accompanying documents which are set by the International Accounting Standards Board, the independent standard-setting body of the International Accounting Standards Committee Foundation (the “IASC Foundation”), and the International Financial Reporting Interpretations Committee, the interpretative body of the IASC Foundation but only to the extent and in the manner in which the same are adopted as Generally Accepted Accounting Principles in the United States.

“Increase Date” has the meaning specified in Section 3.13(a).

“Increasing Lender” has the meaning specified in Section 3.13(a).

“Indebtedness” means, as to any Person, without duplication:

(a)	all items of indebtedness or liability which in accordance with Generally Accepted Accounting Principles would be considered to be direct indebtedness or liabilities of such Person as at the date as of which indebtedness is to be determined;

(b)	the full amount of all liabilities of others for the repayment, either in money or in property, of borrowed money, guaranteed or endorsed (otherwise than for purposes of collection) by such Person, or which such Person is obligated, contingently or otherwise, to purchase, or on which such Person is otherwise contingently liable;

(c)	liabilities secured by Purchase Money Mortgages on property of such Person or by mortgages or liens existing on such property at the time of acquisition thereof by such Person or by conditional sales or other title retention agreements with respect to any such property, whether or not such liabilities shall have been assumed by such Person; and

(d)	liabilities of such Person under Capital Leases to the extent such liabilities are required to be capitalized on the balance sheet thereof in accordance with GAAP,

provided that in no event shall “Indebtedness” include obligations under Operating Leases.

“Information” has the meaning given to it in Section 12.2.

“Interest Date” means:

(a)	in respect of Base Rate Loans, the last day of each calendar quarter; and

(b)	in respect of Libor Loans, the date falling on the last day of each Interest Period; provided that if the Borrower selects an Interest Period for a period longer than three months in respect of a Libor Loan, the Interest Date for such Libor Loan shall be each date falling every three months after the beginning of such Interest Period and the date falling on the last day of such Interest Period.

“Interest Determination Date” means, with respect to a Libor Loan, the second Banking Day prior to the first day of the Interest Period applicable to such Libor Loan.

“Interest Period” means, with respect to each Libor Loan, the initial period of one (1) week, one (1) month, two (2) months, three (3) months, six (6) months or, if available to all Lenders, twelve (12) months (as selected by the Borrower and notified to the Agent at the Agent’s Branch of Account pursuant to Section 3.4) commencing on and including the Drawdown Date, Conversion Date or Rollover Date, as the case may be, applicable to such Libor Loan and ending on and including the last day of such initial period, and thereafter, each successive period of one (1) week, one (1) month, two (2) months, three (3) months, six (6) months or, if available to all Lenders, twelve (12) months (as selected by the Borrower and notified to the Agent at the Agent’s Branch of Account pursuant to Section 3.4) commencing on and including the last day of the prior Interest Period and ending on and including the last day of such successive period; provided, that whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Investment” means the purchase or other acquisition, direct or indirect, of capital stock, Indebtedness or other ownership interest of any Person (other than an incorporated trade association or research institution not carrying on business for profit) arising from the lending of funds to, the making of a capital contribution in any form in, or the payment of or the creation of an obligation to pay (other than the contingent obligation of a guarantor before liability for payment has arisen) any amount under a guarantee of any Indebtedness on behalf of, such Person.

“Judgment Currency” has the meaning given to it in Section 12.3.

“Lender Transfer Agreement” means an agreement in the form attached hereto as Schedule H.

“Lender’s Proportion” means, at any time and from time to time with respect to each Lender, the proportion that the amount of such Lender’s Commitment bears to the amount of the Total Commitment at such time and, in the event that the Total Commitment is cancelled or terminated, “Lender’s Proportion” shall mean the Lender’s Proportion of such Lender, in effect immediately prior to such cancellation or termination.

“Lenders” means each of the financial institutions named on Exhibit II hereto as a Lender, the Assuming Lenders and each other Permitted Assignee that acquires the rights and obligations of a Lender hereunder pursuant to Section 12.1, other than any such Person that ceases to be a party hereto pursuant to Section 12.1; and “Lender” means any one of them.

“Libor” means, with respect to any Interest Period applicable to a Libor Loan, the per annum rate of interest determined by the Agent, based on a three hundred sixty (360) day year, as the average of the offered quotations appearing on the display referred to as the “LIBOR 01 Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service (or if such LIBOR 01 Page shall not be available, any successor or similar services as may be selected by the Agent) for deposits in Dollars for a period equal to the number of days in the applicable Interest Period, at or about 11:00 a.m. (London, England time) on the second Banking Day prior to a Drawdown Date, Conversion Date or Rollover Date, as the case may be, for the applicable Interest Period. Each determination of Libor may be computed using any reasonable averaging and attribution method; provided, however that if Libor shall not be available at the applicable time for a period equal in length to any Interest Period, then Libor shall be determined by interpolating on a linear basis between: (a) Libor for the longest period for which Libor is available that is shorter than the affected Interest Period and (b) Libor for the shortest period for which Libor is available that exceeds the affected Interest Period, in each case, at such time; and provided, further, that, if LIBOR would otherwise be less than zero, LIBOR shall instead be deemed for all purposes of this Agreement to be zero.

“Libor Loans” means the advances in Dollars made available by the Lenders to the Borrower pursuant to Section 3.3, 3.8 or 3.9 and on which the Borrower has agreed to pay interest in accordance with Section 5.3.

“Loan Documents” means this Agreement and all other certificates, instruments and documents delivered by or on behalf of the Loan Parties in connection therewith from time to time.

“Loan Party” means the Guarantor and the Borrower.

“Loans” means revolving loans made to the Borrower by the Lenders hereunder, which may be Base Rate Loans or Libor Loans.

“Majority Lenders” means, prior to the occurrence of an Event of Default, any Lender or group of Lenders having Lender’s Proportions in respect of the Total Commitment, in aggregate, of more than fifty percent (50%) and, after the occurrence of an Event of Default, any Lender or group of Lenders having Borrowings, in aggregate, of fifty percent (50%) or more, provided, that the Lender’s Proportions of, and the portion of Borrowings held by, any Defaulting Lender shall be excluded for the purpose of making a determination of Majority Lenders.

“Material Adverse Effect” means a change in, or circumstances relating to, the business, operations or financial condition of TCPL and its Subsidiaries, taken as a whole, that would reasonably be expected to have a material adverse effect on the ability of any Loan Party to perform any of its payment obligations hereunder.

“Material Property” means any property or assets of TCPL or a Designated Subsidiary having an aggregate value equal to or greater than 5% of Consolidated Shareholders’ Equity.

“Maturity Date” means the Revolving Termination Date or, if the Term Loan Conversion Option described in Section 4.1(b) has been exercised, the date that is the one-year anniversary of the Revolving Termination Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or is obligated to make contributions, or has within any of the immediately preceding five plan years made or has been obligated to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Agreeing Lender” has the meaning given to it in Section 3.11(b).

“Non-Conflicted Lender” has the meaning given to it in Section 3.12(b).

“Operating Lease” means, with respect to any Person, any lease, title retention or similar arrangement which would be characterized as an “operating lease” under GAAP as in effect on the Effective Date (which for clarity are generally accepted accounting principles which are in effect in Canada but without any changes as a result of a conversion to IFRS) or under GAAP immediately prior to a change which would cause the same to no longer be so characterized.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Assignee” has the meaning given to it in Section 12.1.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a “pension plan” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA, other than a Multiemployer Plan, and which is sponsored or maintained by the Borrower or an ERISA Affiliate, or to which the Borrower or an ERISA Affiliate contributes, or has had an obligation to contribute within any of the immediately preceding five plan years.

“Post Petition Interest” has the meaning specified in Section 13.5.

“Purchase Money Mortgage” means a mortgage, charge or other lien on or against any property securing any Purchase Money Obligation for such property.

“Purchase Money Obligation” means any Indebtedness created or assumed as part of the purchase price of real or tangible personal property, whether or not secured, and any extensions, renewals or refundings of any such Indebtedness, provided that the principal amount of such Indebtedness outstanding on the date of such extension, renewal or refunding is not increased and further provided that any security given in respect of such Indebtedness shall not extend to any property other than the property acquired in connection with which such Indebtedness was created or assumed and fixed improvements, if any, erected or constructed thereon.

“Related Parties” means, with respect to any Person, such Person’s affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s affiliates.

“Request for Extension” means a request of the Borrower substantially in the form attached as Schedule D.

“Revolving Termination Date” means December 15, 2017, subject to extension as herein provided.

“Rollover” means a continuation of a Libor Loan for a new Interest Period pursuant to Section 3.9.

“Rollover Date” means a Business Day that the Borrower has notified the Agent at the Agent’s Branch of Account as the date on which a Rollover will take effect.

“Rollover Notice” means a notice of a Rollover substantially in the form of Schedule C.

“S&P” means S&P Global Ratings.

“Sanctioned Country” means, at any time, a country or territory which is the target of any comprehensive (but not list based) Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council.

“Security Interest” means any mortgage, charge, pledge, lien, encumbrance, title retention agreement (including, without limitation, a Capital Lease) or other security interest whatsoever, howsoever created or arising, whether absolute or contingent, fixed or floating, perfected or not, which secures payment or performance of an obligation, provided that Security Interest shall not include an Operating Lease, an absolute assignment of accounts or any rights of set-off, consolidation or combination of accounts or bankers’ liens arising by operation of law or in the ordinary course of business.

“Sub Note Indenture” means the trust indenture dated as of May 20, 2015 between TCPL and Computershare Trust Company of Canada, as trustee, as the same may be further amended and supplemented from time to time.

“Subordinated Debt” means the Indebtedness of TCPL which is either:

(a)	the outstanding 6.350% junior subordinated notes due 2067 issued under the Subordinated Indenture;

(b)	the outstanding 5.875% junior subordinated notes due 2075 issued under the Sub Note Indenture;

(c)	the outstanding 6.125% junior subordinated notes due 2076 issued under the Sub Note Indenture; or

(d)	issued upon and subject to terms of subordination which provide that if:

(i)	any Indebtedness of TCPL hereunder is not paid when due and such event or circumstance constitutes an Event of Default and written notice of such Event of Default has been given by or on behalf of the Lenders and such Event of Default has not been cured or waived; or

(ii)	any applicable grace period with respect to a payment default hereunder has ended and such default has not been cured or waived or ceased to exist and such circumstance or event constitutes an Event of Default and written notice of such Event of Default has been given by or on behalf of the Lenders and such Event of Default has not been cured or waived; or

(iii)	the maturity of the Indebtedness hereunder has been accelerated because of a default and such circumstance or event constitutes an Event of Default and written notice of such Event of Default has been given by or on behalf of the Lenders and such Event of Default has not been cured or waived; or

(iv)	there is any distribution of assets of TCPL to creditors upon any dissolution, winding-up, liquidation or reorganization of TCPL, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, then the principal amount of such Indebtedness and any premium, if any, and interest thereon shall be subordinate and junior in right of payment to, and no payments shall be made in respect thereof in priority to, the payment in full of all indebtedness and obligations of the Loan Parties owing hereunder) (or provision shall have been made for such payment) and, if any such payment is made to the holder of such Indebtedness or the trustee of such holders (if any) at a time when such holder or a responsible officer of such trustee, as the case may be, has actual knowledge such payment should not be made to it as a result of the foregoing, it shall be held in trust for the benefit of or paid over to the Agent (on behalf of the Lenders) and other creditors ranking pari passu in right of payment with the Lenders.

“Subordinated Indenture” means the Amended and Restated Subordinated Debt Indenture dated as of November 30, 2000 between TCPL and The Bank of Nova Scotia Trust Company of New York, as trustee, as amended and supplemented by the First Supplemental Subordinated Indenture dated as of May 3, 2007 among TCPL, TransCanada Corporation and The Bank of Nova Scotia Trust Company of New York, as the same may be further amended and supplemented from time to time.

“Subordinated Obligations” has the meaning specified in Section 13.5.

“Subsidiary” means:

(a)	any corporation of which there are owned, directly or indirectly, by or for TCPL (or any other Loan Party, as the context may require) or by or for any corporation in like relation to TCPL (or any other Loan Party, as the context may require), Voting Shares which, in the aggregate, entitle the holders thereof to cast more than 50% of the votes which may be cast by the holders of all the outstanding Voting Shares of such first mentioned corporation for the election of its directors and includes any corporation in like relation to a Subsidiary; or

(b)	any other Person of which at least a majority of the outstanding income interests or capital interests are at the time directly, indirectly or beneficially owned or controlled by any combination of TCPL (or any other Loan Party, as the context may require) and one or more of its Subsidiaries.

“Tax Refund” has the meaning given to it in Section 6.3(b).

“Taxes” has the meaning given to it in Section 6.3(a).

“TCPL” means TransCanada PipeLines Limited and its successors and assigns.

“Term Loan” means a term loan resulting from the conversion of Loans on the Revolving Termination Date pursuant to Section

4.1(b).

“Term Loan Conversion Option” means the option under Section 4.1(b) for the Borrower to convert, as of the Revolving Termination Date, all or a part of the Loans then outstanding into Term Loans.

“Total Commitment” means the aggregate of the Commitments of each of the Lenders, as hereafter increased, decreased, cancelled, extended or terminated from time to time pursuant to this Agreement. The amount of the Total Commitment on the date hereof is $1,000,000,000.

“Total Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Loans at such time.

“Unaffected Lender” has the meaning given to it in Section 4.2.

“Undesignated Subsidiary” means any Subsidiary of TCPL other than a Designated Subsidiary.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Shares” means shares or other equity interests in a corporation or other Person having under all circumstances the right to vote for the election of the directors of such corporation or Persons of like capacity of such other Person, provided that, for the purpose of this definition, shares or other equity interests which only carry the right to vote conditionally on the happening of an event shall not be considered Voting Shares unless such event shall have happened.

1.2 Headings and Table of Contents

The headings, the table of contents and the Article and Section titles are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 References

Unless something in the subject matter or context is inconsistent therewith, all references to Sections, Articles and Schedules are to Sections and Articles of and Schedules to this Agreement. The words “hereto”, “herein”, “hereof”, “hereunder” and similar expressions mean and refer to this Agreement.

1.4 Rules of Interpretation

In this Agreement, unless otherwise specifically provided, (a) the singular includes the plural and vice versa, “month” means calendar month, “quarter” means calendar quarter and “in writing” or “written” includes printing, typewriting or any electronic means of communication capable of being visibly reproduced at the point of reception, including telecopier, (b) references to any agreement, contract, document or other instrument means a reference to any such agreement, contract, document or other instrument as the same has been or may be amended, modified, supplemented or restated from time to time; provided that, if consent to any such amendment, modification, supplement or restatement is required under any Loan Document, such consent must have been obtained and (c) references to any statute, act or other legislative enactment shall be to such statute, act or other legislative enactment as amended from time to time or replaced by a statute, act or other legislative enactment dealing with substantially the same subject matter as the statute, act or other legislative enactment so replaced. In addition, in this Agreement where the Interest Period applicable to a Libor Loan is defined by reference to an approximate period of time, the actual period of time related thereto shall be as determined by the Agent, acting reasonably, and by giving effect to the provisions of this Agreement and as near as reasonably possible to the request of the Borrower in relation thereto so as to result in such Interest Period or other period ending on a Business Day or Banking Day as required by this Agreement.

1.5 Generally Accepted Accounting Principles

All financial statements required to be furnished by TCPL to the Agent hereunder shall be prepared in accordance with Generally Accepted Accounting Principles. Each accounting term used in this Agreement, unless otherwise defined herein or specifically dealt with herein, has the meaning assigned to it under Generally Accepted Accounting Principles and, except as otherwise provided herein, reference to any balance sheet item or other financial statement item means such item as computed from the applicable financial statement prepared in accordance with Generally Accepted Accounting Principles; provided that (a) if there is any change in Generally Accepted Accounting Principles from such principles applied in the preparation of the audited financial statements referred to in Section 2.1(g) (“Initial GAAP”), that is material in respect of the calculation of compliance with the covenant set forth in Section 8.2, TCPL shall give prompt notice of such change to the Agent and the Lenders, and (b) if TCPL notifies the Agent that TCPL requests an amendment of any provision hereof to eliminate the effect of any change in Generally Accepted Accounting Principles (or the application thereof) from Initial GAAP (or if the Agent or the Majority Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in Generally Accepted Accounting Principles (or the application thereof), then such provision shall be applied on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.

1.6 Time

Unless otherwise provided herein, all references to a time in this Agreement shall mean local time in the City of New York, New York.

1.7 Payment for Value

All payments required to be made hereunder shall be made for value on the required day.

1.8 Calculations by Lender

Subject to the specific terms hereof relating to a particular calculation, in circumstances where a Lender is required to make a calculation hereunder in respect of the Borrower and such calculation is of a general nature which similarly affects other Persons to whom such Lender extends credit, the Lender shall, in making any such calculation, do so in its usual and customary manner and in accordance with its standard practices applicable to the Borrower and such other Persons to whom it extends credit and are similarly affected by any such calculation.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Loan Parties

Each Loan Party represents and warrants to each of the Lenders and the Agent (all of which representations and warranties such Loan Party hereby acknowledges are being relied upon by the Lenders and the Agent in entering into this Agreement) that:

(a)	Corporate Existence of such Loan Party: such Loan Party is validly existing and in good standing under the laws of its jurisdiction of organization, and is duly registered and qualified to carry on business under the laws of each other jurisdiction in which the nature of any business transacted by it or the character of any properties and assets owned or leased by it requires such registration and qualification, except to the extent the failure to be so registered and qualified would not reasonably be expected to have a Material Adverse Effect.

(b)	Existence of Subsidiaries: each Subsidiary of TCPL is a Person either duly incorporated or created, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or creation, and is duly registered and qualified to carry on business under the laws of each other jurisdiction in which the nature of any business transacted by it or the character of any properties and assets owned or leased by it requires such registration and qualification, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)	Power to Carry on Business: such Loan Party and each Subsidiary of TCPL has full power and capacity to own its properties and assets and conduct its business as currently conducted except to the extent the absence of any such power or capacity would not reasonably be expected to have a Material Adverse Effect.

(d)	Corporate Power to Enter into Loan Documents: the execution, delivery and performance by such Loan Party of each of the Loan Documents to which it is a party:

(i)	have been duly authorized by all necessary corporate action;

(ii)	are within its corporate power and capacity;

(iii)	do not violate any provision of Applicable Law or of its constitutional documents;

(iv)	will not result in a breach of or constitute a default or require any consent under, or result in the creation of any Security Interest upon any of its property or assets pursuant to, any indenture or other agreement or instrument to which it is a party or by which it or its property may be bound or affected; and

(v)	do not require any license, consent or approval of or notice to or filing with any Governmental Authority.

(e)	Execution and Delivery of Loan Documents: each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto.

(f)	Enforceability: except as enforceability may be limited by general principles of equity and by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, each Loan Document is a legal, valid and binding obligation of each Loan Party that is a party thereto enforceable against such Loan Party in accordance with its terms.

(g)	Financial Position: the interim consolidated financial statements of TCPL for September 30, 2016 which have been made available to its shareholders:

(i)	fairly present in all material respects the interim consolidated financial position of TCPL and its Subsidiaries as at the date thereof and the results of its operations and cash flows for the period covered thereby; and

(ii)	have been prepared in accordance with Generally Accepted Accounting Principles.

Since September 30, 2016, no Material Adverse Effect has occurred.

(h)	Insurance: TCPL and each of its Subsidiaries have in full force and effect such policies of insurance in such amounts issued by insurers of recognized standing or such self-insurance covering their properties and operations as are customarily maintained by prudent owners of similar size engaged in the same or similar business in the localities where their properties and operations are located, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect.

(i)	Litigation: there are no actions, suits, litigation or other proceedings (including proceedings by or before any arbitrator, government commission, board, bureau or other administrative agency) commenced, pending or, to the knowledge of TCPL, threatened against or affecting any Loan Party or any of its Subsidiaries which have a reasonable likelihood of an adverse determination and which, if determined adversely to such Loan Party or such Subsidiary, would reasonably be expected to have a Material Adverse Effect.

(j)	Compliance with Laws: such Loan Party and each of its Subsidiaries and their respective businesses and operations are in compliance with all Applicable Laws, including, without limitation, Environmental Laws, and have all necessary consents, licenses, authorizations, approvals, orders, certificates and permits from, and have made all necessary filings (including tax filings) with, all Governmental Authorities in order to conduct their respective businesses and operations, except in each case to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect.

(k)	Environmental Condition of Property: the properties and assets of such Loan Party and each of its Subsidiaries comply, with respect to their use and condition, with all Environmental Laws and all terms and conditions of all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect.

(l)	Ranking with Other Debt: all payment obligations of such Loan Party hereunder rank at least pari passu in right of payment with the other unsecured and unsubordinated Indebtedness of such Loan Party for borrowed money (except for such claims as may be preferred by operation of law).

(m)	Security Interests: as of the Effective Date, neither TCPL nor any Designated Subsidiary has created, incurred, assumed or suffered to exist any Security Interest in respect of any of its properties or assets, whether now owned or hereafter acquired, except for Security Interests permitted under Section 8.1(k).

(n)	Ratings: as of the Effective Date, the rating assigned to the long term unsecured and unsubordinated debt of TCPL is A- by S&P and A3 by Moody’s.

(o)	Financial Ratio: as of September 30, 2016, the ratio of Consolidated Funded Obligations to Consolidated Total Capitalization was not in excess of 0.75 to 1.00.

(p)	Events of Default: no Default or Event of Default has occurred and is continuing.

(q)	Margin Regulations: the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(r)	Investment Company Act: the Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(s)	Full Disclosure. the written information, exhibits and reports (other than financial projections) furnished by or on behalf of any Loan Party to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement, taken as a whole and in light of the circumstances in which made, contained no untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. Financial projections so furnished in connection with the negotiation and syndication of this Agreement or pursuant hereto have been or will be prepared in good faith based upon assumptions that are or were reasonable as of the date of the preparation thereof.

(t)	Anti-Corruption Laws and Sanctions. TCPL has implemented and maintains in effect policies and procedures designed to ensure compliance by TCPL, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and TCPL, its Subsidiaries and their respective officers and employees and to the knowledge of TCPL its directors and agents, are in compliance with (i) applicable Sanctions that could result in a material fine or penalty to TCPL or its Subsidiaries, and (ii) Anti-Corruption Laws in all respects that are material in relation to the business, operations, assets or properties of TCPL and its Subsidiaries taken as a whole. None of TCPL, any Subsidiary or to the knowledge of TCPL or such Subsidiary any of their respective directors, officers, employees or agents is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate (i) Anti-Corruption Laws in any respect that is material in relation to the business, operations, assets or properties of TCPL and its Subsidiaries taken as a whole or (ii) applicable Sanctions.

ARTICLE 3

THE CREDIT FACILITY

3.1 Obligations of Each Lender

Relying on each of the representations and warranties set out in Section 2.1, and subject to the terms and conditions of this Agreement, each Lender agrees to make revolving loans available to the Borrower up to the amount of its Commitment commencing on the date of this Agreement and ending on the Revolving Termination Date of such Lender by way of the advance of Loans by each such Lender.

This is a revolving credit facility and prior to the Revolving Termination Date of each Lender, the Borrower may increase or decrease Borrowings from each such Lender by obtaining Loans and by making repayments in respect thereof.

Within the limits of each Lender’s Commitment, prior to the Revolving Termination Date of such Lender, the Borrower may increase or decrease Borrowings from each such Lender by obtaining Loans and by making repayments in respect thereof. No Lender shall have any obligation to make any Borrowing available if, after giving effect thereto, the Total Exposure of such Lender would exceed the Commitment of such Lender.

3.2 Purpose

Borrowings shall only be used by the Borrower for financing of capital expenditures and general corporate purposes (including, without limiting the generality of the foregoing, liquidity support for the Borrower’s commercial paper program).

3.3 Borrowings

Subject to the provisions of this Agreement, the Borrower may borrow Loans as follows:

(a)	Base Rate Loans: Base Rate Loans from the Lenders upon prior written notice given to the Agent, such notice to be given no later than 11:00 a.m. on the date of such requested Borrowing; and

(b)	Libor Loans: Libor Loans from the Lenders upon prior written notice given to the Agent no later than 10:00 a.m. on the third Banking Day prior to the date of such requested Borrowing;

each such notice to be given by the Borrower pursuant to this Section 3.3 substantially in the form of Schedule A. All Borrowings of Base Rate Loans or Libor Loans must be requested in minimum amounts of $5,000,000 or a whole integral multiple of $1,000,000 in excess thereof.

3.4 Selection of Interest Periods

If the Borrower elects to borrow by way of a Libor Loan pursuant to Section 3.3, elects to Convert a Borrowing into a Libor Loan pursuant to Section 3.8 or elects to Rollover a Libor Loan pursuant to Section 3.9, the Borrower shall, prior to the beginning of the Interest Period applicable to such Libor Loan, in accordance with the same period of notice required for the initial drawdown of a Libor Loan as set forth in Section 3.3, select and notify the Agent of the Interest Period (which shall begin and end on a Banking Day) applicable to such Libor Loan, provided that the Borrower may not select any Interest Period that ends after the Revolving Termination Date.

3.5 [Reserved]

3.6 Notice of Repayment

The Borrower shall give the Agent prior written notice of each repayment of Borrowings in accordance with the same period of notice required pursuant to Section 3.3 for the initial drawdown of the basis of Borrowing being repaid, such notice to be substantially in the form of Schedule A. Notwithstanding the foregoing, a Libor Loan shall only be repaid on the last day of the Interest Period applicable to such Libor Loan unless, in respect of any payment made on a Libor Loan other than on the last day of the Interest Period applicable to such Libor Loan, the Borrower pays all amounts payable in respect thereof pursuant to Section 10.5.

3.7 Pro-Rata Treatment of Borrowings

(a)	Pro-Rata Borrowings: Subject to Sections 3.7(b), 3.12(b) and 3.12(c), each Borrowing shall be made available by each Lender and all repayments and reductions in respect thereof shall be made and applied in a manner so that the proportion of Borrowings outstanding hereunder to each Lender will, to the extent possible, thereafter be in the same proportion as the Lender’s Proportion of such Lender. The Agent is authorized by the Borrower and each Lender to determine, in its sole and unfettered discretion, the amount of Borrowings to be made available by each Lender and the application of repayments and reductions of Borrowings to give effect to the provisions of this Section 3.7(a) and Section 6.2; provided that no Lender shall, as a result of any such determination, have a Total Exposure in an amount which is in excess of the amount of its Commitment.

(b)	Agent’s Discretion on Allocation: In the event it is not practicable to allocate Borrowings in accordance with Section 3.7(a) by reason of the occurrence of circumstances described in Section 10.2, 10.3 or 10.4, the Agent is authorized by the Borrower and each Lender to make such allocation as the Agent determines in its sole and unfettered discretion may be equitable in the circumstances; provided that the cost to the Borrower of such Borrowings is not thereby increased.

(c)	Further Assurances by Borrower: To the extent reasonably possible, the Borrower and each Lender agrees to be bound by and to do all things necessary or appropriate to give effect to the provisions of this Section 3.7.

3.8 Conversion Option

The Borrower may, during the term of this Agreement and on a day which is either a Business Day or Banking Day, as applicable, convert any Borrowing to another basis of Borrowing upon giving the Agent a Conversion Notice in accordance with the period of notice and other requirements set out in Section 3.3 applicable to the basis of Borrowing to which any such Borrowing is being converted (other than delivery of a notice in the form of Schedule A), provided that a Libor Loan may only be converted on the last day of the Interest Period applicable to such Libor Loan or on any other day if the Borrower pays all amounts payable in respect thereof pursuant to Section 10.5.

The conversion of a Borrowing to another basis of Borrowing shall convert the obligation of the Borrower from the one Borrowing into the other Borrowing but shall not constitute a repayment or prepayment hereunder.

3.9 Rollovers and Deemed Conversions

The Borrower may, during the term of this Agreement, rollover all or any portion of a Libor Loan for an additional Interest Period subsequent to the initial or any subsequent Interest Period, upon giving the Agent at the Agent’s Branch of Account a Rollover Notice in accordance with the period of notice and other requirements set out in Section 3.3 applicable to Libor Loans (other than delivery of a notice in the form of Schedule A), unless immediately prior to the commencement of any subsequent Interest Period, an Event of Default shall have occurred and be continuing, in which event the Borrower shall be deemed to have converted any such Libor Loan to a Base Rate Loan, in each case pursuant to Section 3.8 on the last day of the Interest Period applicable thereto, in each case unless the Agent in its discretion acting reasonably, otherwise permits. In the event a Rollover Notice in respect of an existing Libor Loan is not given pursuant to this Section 3.9 or a Conversion Notice in respect of such existing Libor Loan is not given pursuant to Section 3.8, any such Libor Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable to such existing Libor Loan and the provisions of the last sentence of Section 3.8 shall apply to any such conversion.

3.10 Notices Irrevocable

Except as otherwise permitted by the Agent, all notices delivered or deemed to be delivered by the Borrower pursuant to Article 3 shall be irrevocable and shall oblige the Borrower to take the action contemplated on the date specified therein.

3.11 Extension

(a)

Request for Extension: The Loan Parties may, from time to time, request an extension of the Revolving Termination Date by sending to the Agent a Request for Extension, certifying therein, for the benefit of the Lenders, that the representations and warranties contained in Section 2.1 are true and correct in all material respects on the date thereof with the same effect as if such representations and warranties were made on such date (other than any such representation or warranty expressly stated to be made as of an earlier date, which representation or warranty shall be true and correct in all material respects as of such earlier date) except as noted therein and that no event or circumstance has occurred and is continuing which constitutes a Default or an Event of Default, not later than the forty-fifth day and not earlier than the sixtieth day prior to the then current Revolving Termination Date and the Agent shall forthwith, and in any event within one (1) Business Day, notify each Lender of such request and each such Lender shall acknowledge receipt of such notification; provided, however, that the Borrower shall not have exercised the Term Loan Conversion Option for Loans outstanding on such Revolving Termination Date prior to such time. Each Lender shall advise the Agent as to whether it agrees to extend the Revolving Termination Date in accordance with any such Request for Extension before the thirtieth day prior to the then current Revolving Termination Date, provided that in the event such Lender does not so advise the Agent before such thirtieth day, such Lender shall be deemed to have advised the Agent that it is not prepared to extend the applicable Revolving Termination Date. Within two (2) Business Days of the Agent receiving from each Lender its decision with respect to extending the applicable Revolving Termination Date, the Agent shall, subject to Section 3.11(c), advise the Loan Parties of the Lenders that have agreed to extend the applicable Revolving Termination Date. In any event, the Agent shall notify the Loan Parties in writing of each Lender’s decision (or deemed decision) no later than twenty-five days prior to the then current Revolving Termination Date.

(b)	Payment or Replacement by Borrower: Subject to Section 3.11(c), if a Lender does not agree to extend the Revolving Termination Date, or is deemed hereunder as having advised the Agent that it will not extend the applicable Revolving Termination Date (such Lender being a “Non-Agreeing Lender” and any Lender agreeing to extend such Revolving Termination Date being an “Agreeing Lender”) the Borrower may, but is not obligated, to arrange for a replacement lender (which may be one of the Lenders) to replace each Non-Agreeing Lender’s Borrowings and its Commitment on or prior to the then current applicable Revolving Termination Date; provided that any such replacement lender (if it is not a Lender) shall have been approved by the Agent (such approval not to be unreasonably withheld) and shall be novated into the Loan Documents in the place and stead of the Non-Agreeing Lender by execution of all necessary documentation on or prior to the then current applicable Revolving Termination Date and in respect of which the Lenders shall do all things and make all such adjustments as are reasonably necessary to give effect to any such replacement and the Revolving Termination Date of such replacement Lender shall be the same as the Agreeing Lenders.

(c)	Non-Extension: The applicable Revolving Termination Date shall not be extended in accordance with Section 3.11(a) if (after giving effect to any assignments or assumptions pursuant to Section 3.11(b)) Lenders holding more than fifty percent (50%) of the Commitments of all Lenders at such time do not agree or are deemed not to agree to extend such Revolving Termination Date pursuant to any Request for Extension.

In any such case:

(i)	the applicable Revolving Termination Date of all such Lenders shall not be extended; and

(ii)	the Loan Parties shall not be entitled to request any further extensions of such Revolving Termination Date.

(d)	Extension for all Lenders: If all Lenders agree to extend the applicable Revolving Termination Date pursuant to a Request for Extension, then the Revolving Termination Date for all Lenders shall be extended for a period of 364 days.

(e)	Partial Extension: If, with respect to any Request for Extension, the provisions of Section 3.11(c) or 3.11(d) are not applicable and there are Non-Agreeing Lenders under Section 3.11(b) then:

(i)	the applicable Revolving Termination Date for the Agreeing Lenders (including any Lender that is a replacement Lender pursuant to Section 3.11(b)) shall be extended for a period of 364 days; and

(ii)	the applicable Revolving Termination Date for the Non-Agreeing Lenders shall not be extended.

(f)	Independent Decision: Each Loan Party understands that consideration of any Request for Extension constitutes an independent credit decision which each Lender retains the absolute and unfettered discretion to make and that no commitment in this regard is hereby given by any Lender.

3.12 Takeover Notification

In the event the Borrower wishes to utilize Borrowings to, or to provide funds to any Subsidiary to, offer to acquire (which shall include an offer to purchase securities, solicitation of an offer to sell securities or an acceptance of an offer to sell securities, whether or not the offer to sell was solicited, or any combination of the foregoing) outstanding securities of any Person (other than a “private issuer” as defined in National Instrument 45-106—Prospectus and Registration Exemptions or a Person whose shares or equity interests are directly or indirectly held by one Person) (the “Target”) where, as of the date of the offer to acquire, the securities that are subject to the offer to acquire, together with the securities of the Target that are beneficially owned, or over which control or direction is exercised, by the Borrower and its Subsidiaries and any Person acting jointly or in concert with any thereof on the date that the offer to acquire is made, constitute in the aggregate the lesser of such percentage of outstanding securities as is considered to be a “takeover bid” under any law or regulation applicable to the Target and twenty percent (20%) or more of all of the outstanding securities of that class of securities of the Target (a “Takeover”) except where such Takeover is made pursuant to exemptions from formal takeover bid requirements as provided in: (i) Part 4 of Multilateral Instrument 62-104 - “Take-Over Bids and Issuer Bids” and analogous provisions of the Securities Act (Ontario) or in any successor legislation or securities instrument, rule or blanket order, (ii) any order of a provincial or territorial securities commission or similar regulatory authority in a province or territory of Canada, or (iii) any analogous provisions of the securities laws of any other jurisdiction or in any order, ruling or other form of exemptive relief provided by a securities commission or securities regulatory authority of any other jurisdiction, then either:

(a)	Agreement of the Target Entity: the Borrower shall provide to the Agent evidence satisfactory to the Agent of the agreement of the board of directors or like body of the Target approving the Takeover; or

(b)	No Conflict by Lenders: the following steps shall be followed:

(i)	at least five Business Days prior to the delivery of any notice to the Agent pursuant to Section 3.3 requesting Loans intended to be utilized for such Takeover, the Borrower shall notify the Agent who shall promptly notify each Lender of the particulars of such Takeover in sufficient detail to enable such Lender to determine whether it has a conflict of interest if Loans from such Lender are utilized by the Borrower for such Takeover;

(ii)	within three Business Days of being so notified, each such Lender shall notify the Agent of such Lender’s determination, acting reasonably, as to whether such a conflict of interest exists (such determination to be made by such Lender in the exercise of its sole discretion having regard to such considerations as it deems appropriate), provided that if such Lender does not so notify the Agent within three Business Days, such Lender shall be deemed to have notified the Agent that it has no such conflict of interest (any such Lender having such a conflict of interest being a “Conflicted Lender” and any such Lender having no such conflict of interest being a “Non-Conflicted Lender”); and

(iii)	the Agent shall promptly notify the Borrower of each Lender’s determination.

In the event that any Lender has determined it is a Conflicted Lender, then upon the Agent so notifying the Borrower, such Lender shall have no obligation to provide Loans for such Takeover notwithstanding any other provision of this Agreement to the contrary; provided, however, that each other Non-Conflicted Lender shall have an obligation, up to the amount of its Commitment, to provide Loans for such Takeover, and any such Loans for such Takeover shall be provided by each Non-Conflicted Lender in accordance with the ratio that its Lender’s Proportion bears to the aggregate of the Lender’s Proportions of all the Non-Conflicted Lenders.

(c)	Adjustment: If Loans are utilized for the purposes of a Takeover (a “Takeover Loan”) and there are Conflicted Lenders, the Lender’s Proportion of each Non-Conflicted Lender shall be temporarily adjusted in accordance with Section 3.12(b) and subsequent Loans shall be funded firstly by Conflicted Lenders and subsequent repayments shall be applied firstly to amounts owed to Non-Conflicted Lenders, in each case, until such time as the Lender’s Proportion of each Non-Conflicted Lender and Conflicted Lender is equal to such Lender’s Proportion in effect immediately prior to the advance of the Takeover Loan.

3.13 Increase in the Aggregate Commitments

(a)

The Loan Parties may, at any time, unless such request is to replace the Commitment of a Defaulting Lender, by means of a letter to the Agent, request that the aggregate Commitments be increased (a “Commitment Increase”) as of the date specified in such letter (the “Increase Date”) by (i) increasing the Commitment of one or more Lenders which have agreed to such increase (an “Increasing Lender”) (it being understood that no Lender shall have any obligation to increase its Commitment pursuant to this Section 3.13) and/or (ii) adding one or more Permitted Assignees as a party hereto with a Commitment in an amount agreed to by such Permitted Assignee; provided that (A) in no event shall the aggregate amount of the aggregate Commitments exceed $1,500,000,000 and (B) the Commitment of each such Permitted Assignee shall be in an amount of $10,000,000 or more.

(b)	On each Increase Date, each Permitted Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 3.13(a) (each, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount as of such Increase Date; provided that:

(i)	on such Increase Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of TCPL, dated such Increase Date, stating that the representations and warranties contained in Section 2.1 are true and correct in all material respects on the date thereof with the same effect as if such representations and warranties were made on such date (other than any such representation or warranty expressly stated to be made as of an earlier date, which representation or warranty shall be true and correct in all material respects as of such earlier date), before and after giving effect to the Commitment Increase, as though made on and as of such Increase Date and no event or circumstance has occurred and is continuing which constitutes an Event of Default or a Default;

(ii)	on or before such Increase Date, the Agent shall have received the following, each dated such Increase Date, in sufficient copies for each Lender (including each Assuming Lender): (A) confirmation that the resolutions delivered in accordance with Section 7.1(a)(iv) remain in effect, or certified copies of other resolutions of the board of directors of each Loan Party, in either case, which authorize the Commitment Increase and any corresponding modifications to this Agreement, (B) such other approvals or documents as any Lender through the Agent may reasonably request in connection with such Commitment Increase, (C) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Loan Parties and the Agent, duly executed by such Permitted Assignee, the Agent and the Loan Parties and (D) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Loan Parties and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 3.13(b), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Loan Parties, on or before 1:00 p.m., by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 p.m. on the

Increase Date, make available to the Agent at the Agent’s Applicable Account for Payments, in same day funds, an aggregate amount to be distributed to the other Lenders such that the aggregate amount of the outstanding Loans owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase). The Borrower acknowledges that, in order to maintain Loans in accordance with each Lender’s ratable share thereof, a reallocation of the Commitments as a result of a non-pro-rata increase in the aggregate Commitments may require prepayment of all or portions of certain Loans on the date of such increase (and any such prepayment shall be subject to the provisions of Section 10.5).

ARTICLE 4

REPAYMENT AND PREPAYMENT

4.1 Reduction of Commitment, Repayment of Borrowings, Term Loan Conversion Option

(a)	Subject to Section 4.1(b), on the Revolving Termination Date of each Lender, the Borrower shall repay all Borrowings and all other amounts owing hereunder to such Lender and the Commitment of such Lender shall be reduced to zero. The Borrower shall ensure that all Libor Loans forming a part of the Borrowings of such Lender mature on or before the Revolving Termination Date or, if applicable, the Maturity Date.

(b)	The Loan Parties may, upon notice given to the Agent not later than 11:00 a.m. fifteen (15) days prior to the Revolving Termination Date, and payment to the Agent for the ratable benefit of the Lenders a fee equal to 0.75% of the aggregate principal amount of the Borrowings outstanding on the Revolving Termination Date, payable on the Revolving Termination Date, convert all or a part of the unpaid principal amount of the Loans outstanding as of the Revolving Termination Date into Term Loans. If this Term Loan Conversion Option is exercised, then, on the Revolving Termination Date, immediately prior to the time when the unpaid principal amount of such Loans would otherwise be due, such Loans shall automatically convert into Term Loans which the Borrower shall repay to the Agent for the ratable accounts of the Lenders on the Maturity Date, and the Loans that are not converted into Term Loans shall be due and payable on the Revolving Termination Date. The amounts so converted shall be treated for all purposes of this Agreement as Loans except that after the Revolving Termination Date:

(i)	the Borrower may not make any additional Borrowings;

(ii)	any amounts paid or prepaid may not be reborrowed;

(iii)	the amount of each Lender’s Commitment shall be equal at all times to the principal amount of the Term Loans payable to such Lender from time to time;

(iv)	the provisions of Section 3.11 shall no longer be effective; and

(v)	no Commitment Fees shall accrue or be payable under Section 5.5 after the Revolving Termination Date.

4.2 Cancellation of Commitment, Repayment of Borrowings and Prepayment and Replacement

The Borrower may, without penalty or premium, at any time and from time to time during the term of this Agreement upon written notice substantially in the form of Schedule A given no later than the third Business Day prior to the cancellation date set out in such notice, cancel all of the Total Commitment or any portion thereof in minimum amounts of $10,000,000 and whole multiples thereafter of $1,000,000 by canceling the Commitment of each Lender in an amount equal to such Lender’s Proportion of the amount of the Total Commitment being so cancelled; provided that on or prior to the day immediately preceding the cancellation date set out in such notice the Borrower has:

(a)	Prepaid Borrowings: prepaid or otherwise reduced Borrowings outstanding to each Lender in an amount equal to the amount by which such Lender’s Total Exposure would otherwise be in excess of the amount of such Lender’s Commitment immediately after the reduction of the Total Commitment provided for in such notice; and

(b)	Paid Interest: paid all accrued interest and other charges and fees in respect of the Borrowings being repaid or reduced as aforesaid.

Any such notice of cancellation is irrevocable and the amount of the Total Commitment and each Lender’s Commitment so cancelled and reduced may not be reinstated hereunder.

Subject to Section 10.5, the Borrower shall be entitled at any time or from time to time, upon irrevocable notice given no later than the third Business Day prior to the date of prepayment to the Agent, to ratably prepay Loans in whole or in part in minimum amounts of $10,000,000 and whole multiples thereafter of $1,000,000 without premium or penalty. Each notice of payment shall specify the date and aggregate principal amount of any such prepayment and the Loans to be repaid. The Agent will promptly notify each Lender of its receipt of any such notice and of the Lender’s Proportion of such Lender of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount, specified in such notice shall be due and payable on the date specified therein, together with all accrued interest to each such date on the amount prepaid, and any amounts required in accordance with Section 10.5 hereof as a result of such prepayment.

In addition to the foregoing and if a Lender is (in this Section 4.2, an “Affected Lender” and any Lender which is not an Affected Lender being an “Unaffected Lender”):

(i)	a Conflicted Lender who has not waived its status as a Conflicted Lender pursuant to Section 3.12(b)(ii);

(ii)	a Lender in respect of whom the Borrower has been required to make increased payments pursuant to Section 6.3(a);

(iii)	a Lender who has invoked the provisions of Section 10.2, Section 10.3 or Section 10.4;

(iv)	a Lender who has not consented to a request by the Borrower to an amendment or waiver that (i) requires the approval of all affected Lenders in accordance with the terms of Section 11.12 and (ii) has been approved by the Majority Lenders; or

(v)	a Defaulting Lender;

the Borrower may without prejudice to any other right or remedy the Borrower may have in respect of a Defaulting Lender:

(c)	Payment: so long as there exists no Event of Default and subject to Section 10.5 (other than in respect of the circumstances referred to in clause (iv) of the immediately preceding paragraph, in which case no such conditions shall apply), repay all Borrowings and other amounts owing hereunder to such Affected Lender and upon such payment such Affected Lender shall cease to be a Lender hereunder and such Affected Lender’s Commitment shall be terminated and the Total Commitment reduced accordingly; or

(d)	Replacement: arrange for a replacement lender (which may be one of the Lenders) to replace such Affected Lender’s Borrowings and its Commitment(s), provided that, if such replacement occurs prior to the effectiveness of any exercise of the Term Loan Conversion Option, any such replacement lender (if it is not a Lender) shall have been approved by the Agent (such approval not to be unreasonably withheld) and shall be novated into the Loan Documents in the place and stead of such Affected Lender by execution of all necessary documentation and in respect of which the Lenders shall do all things and make all such adjustments as are reasonably necessary to give effect to any such replacement.

4.3 Evidence of Indebtedness

The Agent shall open and maintain on the books at the Agent’s Branch of Account accounts and records (collectively, the “Accounts”) evidencing the Borrowings and other amounts owing by the Borrower to the Agent and each Lender under this Agreement. The Agent shall debit therein the amount of such Borrowings and shall enter therein as a credit each payment of principal of and interest on the Borrowings and fees and other amounts payable pursuant to this Agreement by the Borrower and shall record all other amounts becoming due to the Agent and each Lender under this Agreement. The Accounts constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower to the Agent and each Lender pursuant to this Agreement, the date each Lender made each Borrowing available to the Borrower and the amounts the Borrower has paid from time to time on account of the principal of and interest on the Borrowings, fees payable pursuant to this Agreement and other amounts owing hereunder.

4.4 Defaulting Lenders

Anything contained herein to the contrary notwithstanding:

(a)	to the extent permitted by Applicable Law, until such time as the Default Excess with respect to a Defaulting Lender shall have been reduced to zero, any prepayment of the Loans shall, if the Borrower so directs at the time of making such prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding;

(b)	no Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender);

(c)	the unused Commitment and Borrowings of each Defaulting Lender shall not be included in determining whether all Lenders or the Majority Lenders have taken or may take any action hereunder, provided that any waiver or amendment to a provision of the Loan Documents that relates to the matters set forth in Section 11.12(a) that require the consent of all Lenders (other than clause (ii) of the first sentence thereof) or each affected Lender shall require the consent of such Defaulting Lender (but only, in the case of an amendment or waiver requiring the consent of affected Lenders, to the extent such Defaulting Lender is directly affected thereby);

(d)	the aggregate amount of the Loans as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Advances of such Defaulting Lender for purposes of determining the aggregate amount of the total Commitments available to be drawn by the Borrower;

(e)	[reserved]

(f)	[reserved]; and

(g)	any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise, but excluding amounts payable pursuant to Section 4.2) may at the discretion of the Agent and shall, upon five Business Days prior written notice from the Borrower, subject to any applicable requirements of law, in lieu of being distributed to such Defaulting Lender, be retained by the Agent in a segregated account and be applied at such time or times as may be determined by the Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, (iii) third, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, (iv) fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (v) fifth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 4.4, performance by the Borrower or any Lender of its obligations hereunder shall not be excused or otherwise modified as a result of any failure by a Defaulting Lender to fund or the operation of this Section 4.4. The rights and remedies against a Defaulting Lender under this Section 4.4 are in addition to other rights and remedies that the Borrower, the Agent or any other Lender may have against such Defaulting Lender with respect to any Defaulted Advance.

ARTICLE 5

PAYMENT OF INTEREST AND FEES

5.1 Interest on Base Rate Loans

The Borrower shall pay to the Agent on behalf of each Lender interest on each Base Rate Loan made by each such Lender at a rate per annum equal to the Base Rate plus the Applicable Margin. A change in the Base Rate shall simultaneously cause a corresponding change in the interest payable for a Base Rate Loan. Such interest shall be payable quarterly in arrears on the third Business Day following each Interest Date applicable to such Base Rate Loan or on the Revolving Termination Date of each such Lender (or, if later, on the Maturity Date) for the period commencing on and including the day of the advance of each such Base Rate Loan or the day after the immediately preceding Interest Date to which interest has been paid, as applicable, up to and including the Interest Date to which interest is payable or up to but excluding the Revolving Termination Date of each such Lender (or, if later, on the Maturity Date) and shall be calculated on a daily basis on the principal amount outstanding under each such Base Rate Loan in such period based on the actual number of days elapsed in the period for which such interest is payable divided by three hundred sixty-five (365) or three hundred and sixty-six (366) depending on the actual number of days in the year for which such interest is determined.

5.2 [Reserved]

5.3 Interest on Libor Loans

The Borrower shall pay to the Agent on behalf of each Lender interest in Dollars on each Libor Loan made by each such Lender at a per annum rate of interest based on a three hundred sixty (360) day year equal to the sum of Libor plus the Applicable Margin on the first day of the Interest Period applicable to such Libor Loan. Such interest shall be payable in arrears on each Interest Date applicable to such Libor Loan for the period commencing on and including the day of advance of each such Libor Loan or the last Interest Date to which interest has been paid, as applicable, up to but excluding the Interest Date to which such interest is payable and shall be calculated on a daily basis on the principal amount outstanding under each such Libor Loan in such Interest Period based on the actual number of days elapsed in the period for which such interest is payable divided by three hundred sixty (360).

5.4 Interest on Overdue Amounts

The Borrower shall, on demand, pay to the Agent on behalf of each Lender interest on all overdue payments owing by it in connection with this Agreement from the date any such payment becomes overdue and for so long as such amount remains unpaid at a rate per annum which is equal to the sum of the Base Rate plus the Applicable Margin plus 2% per annum; provided, however, that with respect to a payment in respect of a Libor Loan, the rate applicable to such overdue payment shall be an interest rate equal to the interest rate otherwise applicable to such Libor Loan (including the Applicable Margin) plus 2% per annum.

Such interest on overdue amounts shall be compounded monthly and shall be payable both before and after default, maturity and judgment.

5.5 Commitment Fees

Prior to the Revolving Termination Date of each Lender (other than a Defaulting Lender), the Borrower shall pay Commitment Fees to the Agent on behalf of each Lender (other than a Defaulting Lender) at the Agent’s Applicable Account for Payments quarterly in arrears on the third Business Day of each calendar quarter in each year commencing with the third Business Day of the calendar quarter occurring after the Effective Date and ending on the Revolving Termination Date for such Lender. Each payment of Commitment Fees shall be calculated for the period commencing on and including the Effective Date or the first day of the calendar quarter following a calendar quarter for which Commitment Fees have been paid, as the case may be, up to and including the last day of such calendar quarter or the Revolving Termination Date of each Lender and shall be in an amount equal to the “Commitment Fee Rate” as set forth in the definition of “Applicable Margin” calculated daily on the amount, if any, of the difference obtained by subtracting the Borrowings outstanding from such Lender on such day from the amount of such Lender’s Commitment in effect on such day during such period. Such Commitment Fees shall be calculated on a daily basis and on the basis of the actual number of days elapsed in a year of three hundred sixty (360) days.

5.6 [Reserved]

5.7 Agent’s Fees

The Borrower shall pay agency fees to the Agent for the Agent’s sole account at the Agent’s Applicable Account for Payments at the time or times and in the amount agreed to in writing by the Borrower and the Agent. Such fees shall, for purposes of this Agreement, be deemed to be amounts payable pursuant to this Agreement.

5.8 Maximum Rate Permitted by Law

Under no circumstances shall a Lender be entitled to receive nor shall it in fact receive a payment or partial payment of interest, fees or other amounts under this Agreement at a rate that is prohibited by Applicable Law. Accordingly, notwithstanding anything herein or elsewhere contained, if and to the extent that under any circumstances, the effective annual rate of “interest” (as defined in Section 347 of the Criminal Code of Canada) received or to be received by a Lender (determined in accordance with such section) on any amount of “credit advanced” (as defined in that section) pursuant to these presents or any agreement or arrangement collateral hereto entered into in consequence or implementation hereof would, but for this Section 5.8 be a rate that is prohibited by Applicable Law, then the effective annual rate of interest, as so determined, received or to be received by the Lender on such amount of credit advanced shall be and be deemed to be adjusted to a rate that is one whole percentage point less than the lowest effective annual rate of interest that is so prohibited (the “adjusted rate”); and, if the Lender has received a payment or partial payment which would, but for this Section 5.8, be so prohibited then any amount or amounts so received by the Lender in excess of the adjusted rate shall be deemed to have comprised a credit to be applied to subsequent payments on account of interest, fees or other amounts due to the Lender at the adjusted rate or shall be paid to the Borrower if no further interest, fees or other amounts are or will become due to the Lender.

5.9 Interest Act

Whenever a rate of interest hereunder is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

5.10 Waivers

To the extent permitted by Applicable Law, any provision of the Interest Act (Canada) or the Judgment Interest Act (Alberta) which restricts any rate of interest set forth herein shall be inapplicable to this Agreement and is hereby waived by each Loan Party.

ARTICLE 6

PAYMENT AND TAXES

6.1 Time, Place and Currency of Payment

Payments of principal, interest, fees and all other amounts payable by the Borrower pursuant to this Agreement shall be paid in Dollars at or before 11:00 a.m. on the day such payment is due. If any such day is not a Business Day or a Banking Day, as applicable, such amount shall be deemed for all purposes of this Agreement to be due on the Business Day or Banking Day next following such day and any such extension of time shall be included in the computation of the payment of any interest or fees payable under this Agreement unless such extension of time is included in a successive period for which interest is payable hereunder. Unless otherwise specifically provided for herein, all payments required to be made by the Borrower or a Lender shall be made to the Agent’s Applicable Account for Payments. Receipt by the Agent from the Borrower of funds pursuant to this Agreement, as principal, interest, fees or otherwise, shall be deemed to be receipt of such funds by the Agent or Lenders, as the case may be.

6.2 Application of Payments Prior to an Event of Default

Except as otherwise agreed to by all of the Lenders in their sole discretion, but subject to Section 4.4, all payments made by or on behalf of the Borrower pursuant to this Agreement prior to the delivery of an Acceleration Notice shall be applied by the Agent ratably, among the Lenders and the Agent in accordance with amounts owed to the Lenders and the Agent in respect of each category of amounts set forth below, each such application to be made in the following order with the balance remaining after application in respect of each category to be applied to the next succeeding category:

(a)	Expenses: firstly, in payment of any amounts due and payable as and by way of recoverable expenses hereunder;

(b)	Agent’s Fees: secondly, in payment of any amounts due and payable as and by way of the Agent’s fees referred to in Section 5.7;

(c)	Commitment Fees: thirdly, in payment of any amounts due and payable as and by way of the Commitment Fees referred to in Section 5.5;

(d)	Interest: fourthly, in payment of any amounts due and payable as and by way of interest pursuant to Sections 5.1 and 5.3, and interest on overdue amounts pursuant to Section 5.4; and

(e)	Other Amounts (other than Borrowings): fifthly, in payment of any amounts (other than Borrowings) then due and payable by the Borrower hereunder other than amounts hereinbefore referred to in this Section 6.2;

with the balance to be applied to repay or otherwise reduce Borrowings in a manner so that the Borrowings outstanding hereunder will, to the extent possible but subject to Section 3.7(a), be outstanding or in the same proportion as the Lender’s Proportion of such Borrowings.

6.3 Taxes

(a)

Withholding: Each Loan Party agrees that any and all payments by such Loan Party to or for the benefit of the Lenders shall be, except as otherwise required by Applicable Law or expressly provided in this Section 6.3, free and clear of and without set-off, counterclaim, reduction or deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes imposed on such Lender’s income or such Lender’s capital, and franchise taxes imposed on such Lender, (ii) taxes imposed with respect to such payments by the United States or any political subdivision thereof, or any other jurisdiction or country which taxes are imposed by reason of such Lender being resident in the United States or such other country or carrying on business in, or maintaining a permanent establishment or fixed base in, the United States or such other country, unless such residence, business, permanent establishment or fixed base arises solely by reason of a Borrowing hereunder or any other right under this Agreement or the receipt of any payment on or with respect to any Borrowing from such Lender and (iii) any U.S. federal withholding taxes imposed under FATCA (all such excluded taxes referred to in this Section 6.3 being referred to herein as “Excluded Taxes” and all such other taxes (other than Excluded Taxes), levies, imposts, deductions, charges, withholdings and liabilities being referred to herein as “Taxes”). If a Loan Party shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to any Lender, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions or withholdings (including deductions applicable to additional sums payable under this Section 6.3), such Lender has received an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Loan Party shall make such deductions or withholdings, and (iii) such Loan Party shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with Applicable Law. “Excluded Taxes” shall include, in the case of any Foreign Lender, any United States withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a change in law) to comply with Section 6.3(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding Tax pursuant to Section 6.3(a).

(b)	Refunds: If any Taxes are imposed on or with respect to any payment on or under this Agreement, in consequence of which a Loan Party is required to make any additional payment to any Lender under this Section 6.3, and if such Lender is entitled to a refund (or a credit in lieu of a refund) which is both identifiable and quantifiable by such Lender as being attributable to the imposition of such Taxes (a “Tax Refund”), and such Tax Refund may be obtained without increased liability to such Lender by filing one or more forms, certificates, documents, applications or returns (collectively, the “Forms”), then such Lender shall within a reasonable time after receiving a written request from such Loan Party (which request shall specify in reasonable detail the Forms to be filed and explain the actions necessary to obtain such Tax Refund), file such Forms. If such Lender subsequently receives a Tax Refund, and such Lender is able to identify the Tax Refund as being attributable, in whole or in part, to the tax with respect to which such additional payment was made, then such Lender shall reimburse the applicable Loan Party such amount as such Lender shall determine acting in good faith to be the proportion of the Tax Refund, together with any interest received thereon, attributable to such additional payment as will leave such Lender after the reimbursement in the same position as it would have been if the additional payment had not been required; provided that, if any Tax Refund reimbursed by a Lender to a Loan Party is subsequently disallowed, such Loan Party shall repay such Lender such amount (together with interest and any applicable penalty payable by such Lender to the relevant taxing authority) promptly after receipt of notice by such Lender of such disallowance. Each Loan Party agrees to reimburse each such Lender for such Lender’s reasonable out-of-pocket expenses, if any, incurred in complying with any request hereunder and agrees that all costs incurred by such Lender in respect of this Section 6.3 may be deducted from the amount of any reimbursement to such Loan Party in respect of any Tax Refund pursuant to this Section 6.3.

(c)

Cooperation: In the event that a Loan Party makes any indemnification payment to a Lender under this Section 6.3 and in the event such Lender determines in its good faith judgment that it is not liable for the Taxes for which such indemnification payment was made, such Lender agrees to use reasonable efforts to cooperate with such Loan Party in contesting the liability for such Taxes; provided that, such Loan Party shall reimburse such Lender for any reasonable out-of-pocket costs and expenses incurred in providing such cooperation and shall indemnify and hold such Lender harmless from and against any liabilities incurred as a result of such Lender providing such cooperation or contesting such liability, and provided further that no such cooperation shall be required if such contest shall in such Lender’s good faith judgment subject it to any liability not covered by such indemnity.

(d)	Tax Forms. (i) Each Lender that is a U.S. Person, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender that is a U.S. Person and on the date of the Lender Transfer Agreement pursuant to which it becomes a Lender in the case of each other Lender that is a U.S. Person, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower, executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)	Each Foreign Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Lender Transfer Agreement pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with the number of original copies requested by the recipient of any required forms, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding Tax on payments pursuant to this Agreement (including Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, or, in the case of a Foreign Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” both a Form W-8BEN and a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code). To the extent that a Foreign Lender is not the beneficial owner of any payments pursuant to this Agreement, such Foreign Lender shall deliver the number of original copies requested by the recipient of Internal Revenue Service form W-8IMY, accompanied by original Internal Revenue Service Forms W-8BEN, W-8ECI or W-9, and/or other certification documents from each beneficial owner, as applicable.

(e)	Mitigation. Any Lender claiming any additional amounts payable pursuant to this Section 6.3 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Branch of Account if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(f)	FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.    Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

ARTICLE 7

CONDITIONS PRECEDENT

7.1     Effectiveness and Conditions Precedent

This Agreement shall become effective on the date hereof if the following conditions precedent are satisfied:

(a)	Receipt of Documentation: the Agent has received, in form and substance satisfactory to the Lenders acting reasonably, the following:

(i)	a duly executed copy of this Agreement for each Lender and the Agent;

(ii)	a certificate of TCPL dated as of such date certifying that:

(A)	as of such date, there exists no Event of Default or Default; and

(B)	the representations and warranties of the Loan Parties contained in Article 2 are true and correct as of such date;

(iii)	the most recent publicly disclosed interim consolidated balance sheet for TCPL;

(iv)	a certified copy of a directors’ resolution of each Loan Party with respect to the Loan Documents, certified as of such date;

(v)	a certificate of each Loan Party dated as of such date, setting forth specimen signatures of the individuals executing the Loan Documents;

(vi)	an opinion of Christine Johnston, Vice-President, Finance Law, counsel to TCPL, addressed to the Agent and each Lender, with respect to the transactions provided for herein, substantially in the form attached as Schedule F;

(vii)	an opinion of Mayer Brown LLP, special New York counsel to the Borrower, addressed to the Agent and each Lender, with respect to the transactions provided for herein, substantially in the form attached as Schedule G;

(viii)	a certificate of TCPL dated as of such date listing the Designated Subsidiaries; and

(ix)	all documentation and other information about the Borrower as has been reasonably requested in writing at least 10 days prior to the Effective Date by the Agent or Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.

(b)	Payment of Fees: the Borrower shall have paid all reasonable and documented out-of-pocket accrued fees and expenses of the Agent (including the reasonable and documented accrued fees and expenses of counsel to the Arranger) for which invoices have been received by the Borrower at least two (2) Business Days prior to the Effective Date.

(c)	Agent’s Fees: prior to or concurrently with the execution of this Agreement, the Agent has received, in form and substance satisfactory to it, an agreement between the Borrower and the Agent with respect to fees payable pursuant to Section 5.7 duly executed by the Borrower and the Agent.

Each Lender hereby authorizes the Agent to confirm to the Borrower that the conditions precedent set forth in this Section 7.1 have been satisfied provided such Lender has not advised the Agent prior to this Agreement becoming effective pursuant to this Section 7.1 that such Lender is not satisfied that the Borrower has complied with such conditions precedent. Such confirmation shall be deemed to have been given to the Borrower upon delivery to the Borrower of a duly executed copy of this Agreement by the Agent and the Lenders.

7.2     Conditions Precedent to Drawdown

The obligation of the Lenders to make available any Borrowings pursuant to Section 3.3 is subject to and conditional upon the satisfaction of each of the following terms:

(a)	Effective Date: the Effective Date has occurred;

(b)	Representations and Warranties: on each Drawdown Date, the representations and warranties contained in Section 2.1 (excluding the representations and warranties in the last sentence of Section 2.1(g) and in Section 2.1(i)) are true and correct in all material respects (other than any such representation or warranty expressly stated to be made as of an earlier date, which representation or warranty shall be true and correct in all material respects as of such earlier date); and

(c)	No Event of Default: on each Drawdown Date, there exists no event or circumstance which constitutes an Event of Default or a Default.

7.3 Continuing Conditions Precedent

The obligation of each Lender to make any Conversion of Base Rate Loans into Libor Loans pursuant to Section 3.8 or Rollover is subject to and conditional upon there being no Default or Event of Default on each Conversion Date and Rollover Date.

7.4     Waiver of a Condition Precedent

The terms and conditions of Sections 7.1, 7.2 and 7.3 are inserted for the sole benefit of the Agent and the Lenders and may be waived by the Agent and the Majority Lenders in whole or in part with or without terms or conditions, in respect of all or any portion of the Borrowings, without affecting the right of the Agent and the Lenders to assert such terms and conditions in whole or in part in respect of any other Borrowing.

ARTICLE 8

COVENANTS

8.1 Covenants of TCPL

During the term of this Agreement, TCPL covenants with each of the Lenders and the Agent that:

(a)	Payment and Performance: TCPL shall cause the Borrower to punctually pay all sums of money due by it hereunder and shall perform, and cause the Borrower to perform, all other obligations on its part to be performed under the terms of the Loan Documents at the times and places and in the manner provided for therein.

(b)	Existence of TCPL and the Borrower: except as permitted by Section 8.1(o), TCPL shall, and shall cause the Borrower to, maintain its legal existence under the laws of its jurisdiction of organization, incorporation or creation, as applicable, and register and qualify and remain registered and qualified under the laws of each other jurisdiction in which the nature of any material business conducted by it or the character of any material properties and assets owned or leased by it requires such registration and qualification, except to the extent any failure to be so registered or qualified would not reasonably be expected to have a Material Adverse Effect.

(c)	Existence of Subsidiaries: except as permitted by Section 8.1(o), TCPL shall cause each of its Subsidiaries to maintain its legal existence and register and qualify and remain registered and qualified under the laws of each other jurisdiction in which the nature of any material business conducted by it or the character of any material properties and assets owned or leased by it requires such registration and qualification, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d)	Conduct of Business: TCPL shall, and shall cause the Borrower and each of its Subsidiaries to, carry on and conduct its business in a proper, efficient and business-like manner and in accordance with good business practice keep proper books of account in accordance with GAAP, except in each case to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect.

(e)	Year End Consolidated Financial Statements of TCPL: TCPL shall furnish to the Agent as soon as provided to its shareholders and in any event within one hundred and twenty (120) days after the end of each Fiscal Year of TCPL, a balance sheet of TCPL as at the close of such Fiscal Year and statements of consolidated income, consolidated cash flows and consolidated comprehensive income of TCPL for such Fiscal Year, setting forth in comparative form the corresponding figures of the preceding Fiscal Year together with an auditor’s report containing:

(i)	such auditor’s statement stating that its examinations of such consolidated financial statements were made in accordance with generally accepted auditing standards and accordingly included such tests and other procedures as it considered necessary in the circumstances; and

(ii)	such auditor’s opinion that such consolidated financial statements fairly present in all material respects the consolidated financial position of TCPL as of the close of such Fiscal Year and the results of its operations and the changes in its financial position for the Fiscal Year then ended in accordance with Generally Accepted Accounting Principles;

provided that if and for so long as TCPL is a “reporting issuer” under the Securities Act (Alberta) or successor legislation thereto, delivery of the financial statements of TCPL and auditor’s report included in the annual reports delivered to its shareholders and filed with provincial securities regulatory authorities shall be deemed to satisfy the requirements of this Section 8.1(e).

(f)	Compliance Certificate: within one hundred and twenty (120) days after the end of each Fiscal Year of TCPL, TCPL shall provide a Compliance Certificate to the Agent.

(g)	Quarterly Consolidated Financial Statements of TCPL: TCPL shall furnish to the Agent as soon as provided to its shareholders and in any event within sixty (60) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of TCPL, an unaudited balance sheet of TCPL as at the close of such Fiscal Quarter and unaudited statements of consolidated income, consolidated cash flows and consolidated comprehensive income of TCPL for such Fiscal Quarter; provided that if and for so long as TCPL is a “reporting issuer” under the Securities Act (Alberta) or successor legislation thereto, delivery of the financial statements of TCPL included in the interim reports delivered to its shareholders and filed with provincial securities regulatory authorities shall be deemed to satisfy the requirements of this Section 8.1(g).

(h)	Taxes: TCPL shall, and shall cause each of its Subsidiaries to, from time to time pay or cause to be paid all taxes, rates, levies, assessments, ordinary or extraordinary, government fees or dues lawfully levied, assessed or imposed upon or in respect of its property or any part thereof or upon its income and profits as and when the same become due and payable, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect

(i)	Compliance with Laws: TCPL and the Borrower shall, and shall cause each of its Subsidiaries to:

(i)	comply with Applicable Law;

(ii)	have all necessary consents, licenses, authorizations, approvals, orders, certificates and permits from, and make all necessary filings with, any Governmental Authority in order to conduct its businesses and own its properties and assets, and observe and conform in all respects to all requirements thereof; and

(iii)	maintain in effect and enforce policies and procedures designed to ensure compliance by TCPL, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions and, to the extent not in conflict with any other Sanctions, Canadian Sanctions;

except in each case to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect.

(j)	Insurance: TCPL shall, and shall cause each of its Subsidiaries to, maintain in full force and effect such policies of insurance in such amounts issued by insurers of recognized standing or such self-insurance covering the properties and operations of TCPL and its Subsidiaries as is customarily maintained by prudent owners of similar size engaged in the same or similar businesses in the localities where the properties and operations are located, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect.

(k)	Negative Pledge: TCPL shall not, nor shall it permit the Borrower or any of its Designated Subsidiaries to, create, incur, assume or suffer to exist any Security Interest upon or with respect to any of its assets or properties to secure any obligation unless at the same time all of the indebtedness and liabilities of the Loan Parties to the Agent and the Lenders hereunder are secured equally and ratably with such obligations; provided that this Section 8.1(k) shall not apply to or operate to prevent:

(i)	Security Interests given in the ordinary course of business to any bank or banks to secure any Indebtedness payable on demand or maturing twenty-four (24) months or less after the date such Indebtedness is incurred (but taking into account and including any right of extension or renewal which may be exercised as of right by TCPL, the Borrower or such Designated Subsidiary, but disregarding any renewal or extension thereof provided at the option of the holder of such Indebtedness);

(ii)	Purchase Money Mortgages;

(iii)	Security Interests over cash or marketable securities pledged to secure hedging and other derivative obligations;

(iv)	the giving of security for Indebtedness to TCPL or a Designated Subsidiary;

(v)	liens for taxes and assessments not at the time overdue and liens securing workmen’s compensation assessments;

(vi)	liens for specified taxes and assessments which are overdue but the validity of which is being contested at the time by TCPL or the Borrower or such Designated Subsidiary in good faith;

(vii)	liens or rights of distress reserved in or exercisable under any lease for rent and for compliance with the terms of such lease;

(viii)	any obligations or duties affecting the property of TCPL or the Borrower or such Designated Subsidiary, to any Governmental Authority with respect to any franchise, grant, license or permit and any defects in title to structures or other facilities arising solely from the fact that such structures or facilities are constructed or installed on lands held by TCPL or the Borrower or such Designated Subsidiary under government permits, leases or other grants, which obligations, duties and defects in the aggregate do not materially impair the use of such property, structures or facilities for the purposes for which they are held by TCPL or the Borrower or such Designated Subsidiary;

(ix)	deposits in connection with contracts, bids, tenders or expropriation proceedings, or to secure workmen’s compensation, unemployment insurance, surety or appeal bonds, costs of litigation when required by law, public and statutory obligations, liens or claims incidental to current construction, mechanics’, materialmen’s, warehousemen’s, carriers’ and other similar liens;

(x)	security given to a public utility or any municipality or other Governmental Authority when required by such utility or other authority in connection with the operations of TCPL, the Borrower or such Designated Subsidiary;

(xi)	liens and privileges arising out of judgments or awards with respect to which TCPL, the Borrower or such Designated Subsidiary shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review;

(xii)	liens on deposits with a bank or banks securing loans made by such bank or banks to an Affiliate of the Borrower;

(xiii)	any other liens of a nature similar to those referred to in paragraphs (v) through (xi) inclusive of this Section 8.1(k) which do not in the opinion of TCPL or the Borrower materially impair the use of the property subject thereto or the operation of the business of TCPL or the Borrower or such Designated Subsidiary or the value of such property for the purpose of such business; or

(xiv)	any Security Interest on assets or property of TCPL, the Borrower or such Designated Subsidiary which are not otherwise permitted by this subsection if, after giving effect to such Security Interest, the aggregate principal amount of Indebtedness secured by such Security Interests permitted only by this clause (xiv) does not at any time exceed in the aggregate 5% of Consolidated Net Tangible Assets.

(l)	Pari Passu Ranking: TCPL shall ensure that at all times all of the payment obligations of each Loan Party hereunder and under any other Loan Documents rank at least pari passu in right of payment with the other unsecured and unsubordinated Indebtedness for borrowed money of such Loan Party (other than claims preferred by operation of law).

(m)	Dividends: TCPL shall not declare or pay any dividend (other than a stock dividend) or make any other distribution on its shares or in any way retire any of its shares, if after giving effect thereto Equity Fund Investments would be greater than Combined Shareholders’ Equity.

(n)	Indebtedness of Designated Subsidiaries: TCPL shall not permit any of its Designated Subsidiaries to create, assume or otherwise incur any Indebtedness for borrowed money except:

(i)	Indebtedness owing to TCPL or to another Designated Subsidiary;

(ii)	Purchase Money Obligations; and

(iii)	Indebtedness incurred in the ordinary course of business to any bank or banks payable on demand or maturing twenty-four (24) months or less after the date such Indebtedness is incurred (but taking into account and including any right of extension or renewal which may be exercised as of right by such Designated Subsidiary, but disregarding any renewal or extension thereof provided at the option of the holder of such Indebtedness).

(o)	Restriction on Amalgamation etc.: TCPL shall not, and shall not permit the Borrower to, enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other Person (herein called a “successor company”) whether by way of reconstruction, reorganization, consolidation, amalgamation, merger, transfer, sale, conveyance or otherwise, but may do so if:

(i)	the successor company shall execute, prior to or contemporaneously with the consummation of such transaction such agreements together with such other instruments as are satisfactory to the Majority Lenders, acting reasonably, and in the opinion of counsel to the Agent, acting reasonably, necessary or advisable to evidence the assumption by the successor company of the indebtedness and other obligations of such Loan Party under this Agreement and the other Loan Documents and to observe and perform all the covenants and obligations of such Loan Party under this Agreement and the other Loan Documents (unless the successor company is bound thereby by operation of law without the need for any such assumption agreement as confirmed by counsel for the Agent acting reasonably);

(ii)	such transaction shall be upon such terms as shall be necessary to substantially preserve and not impair any of the rights and powers of the Agent and the Lenders hereunder and under the other Loan Documents, as determined by either the board of directors or one or more of the chief executive officer, the chief financial officer or the general counsel of TCPL, acting reasonably and in good faith, in the case of a transaction wholly with or among, as applicable, TCPL and one or more of its wholly-owned Subsidiaries, and in any other case, as determined by the Majority Lenders and counsel to the Agent, each acting reasonably;

(iii)	no Default or Event of Default shall have occurred and be continuing immediately prior to such transaction or will occur as a result of such transaction;

(iv)	the successor company is a corporation with limited liability and incorporated under the federal laws of Canada, the laws of any province of Canada or the laws of any jurisdiction in the United States or the successor company is a partnership or limited liability company established under the laws of any province of Canada or any jurisdiction in the United States; and

(v)	the successor company is lawfully entitled to acquire and operate the said undertaking, property and assets.

(p)	Additional Information: TCPL shall provide the Agent with copies of:

(i)	any material change reports which it files with any securities regulatory authorities or stock exchange forthwith upon provision of the same to such regulatory authority or stock exchange, unless such material change report is filed on a confidential basis, in which case the report shall be provided to the Agent on the earlier of a determination by TCPL or such regulatory authority or stock exchange that such report is no longer confidential;

(ii)	such information and documents as it provides to its shareholders at the same time it provides such information and documents to its shareholders; and

(iii)	such other information and documents as are normally made available by TCPL’s investor relations officers to shareholders and which are from time to time requested by the Agent;

provided, that if and for so long as TCPL is a “reporting issuer” under the Securities Act (Alberta) or successor legislation thereto, the documents required to be delivered pursuant to this Section 8.1(p) (to the extent any such documents are included in materials otherwise filed with TCPL’s provincial securities regulator) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which TCPL posts such documents, or provides a link thereto on TCPL’s website on the Internet; or (ii) on which such documents are posted on TCPL’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent has access (whether a commercial, third-party website or whether sponsored by the Agent).

(q) Notice of Default: TCPL shall provide the Agent with prompt written notice of the occurrence of any Default or Event of Default of which any senior officer of TCPL (being the chief executive officer, the chief financial officer, any executive vice-president, the vice-president finance, the treasurer, the general counsel and any other senior officer responsible for the administration of the obligations of TCPL under this Agreement) shall be aware, setting forth the details thereof and the action which TCPL is taking or proposes to take with respect thereto.

(r)	Ratings Changes: Forthwith upon becoming aware of same, TCPL shall advise the Agent if S&P, Moody’s or Fitch (after such time as TCPL shall have such a rating from Fitch) changes or discontinues its rating of the long term unsecured and unsubordinated debt of TCPL.

(s)	Further Assurances: TCPL shall do and cause the Borrower to do all such further acts and things and execute and deliver all such further documents as shall be reasonably required by the Agent in order to ensure the terms and provisions of this Agreement and the other Loan Documents are fully performed and carried out.

(t)	Visitation Rights: TCPL shall, at any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, TCPL and any of its Subsidiaries, and to discuss the affairs, finances and accounts of TCPL and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants. All such visits shall, so long as no Event of Default exists, be at the sole cost and expense of the Agent and the Lenders.

(u)	Know Your Customer Laws: TCPL shall promptly provide all information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Agent, or any prospective assignee or participant of a Lender or the Agent, in order to comply with any applicable “know your customer” and anti-money laundering rules and regulations, whether now or hereafter in existence.

(v)	Sanctions: The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or, to the extent not in conflict with any other Sanctions, any Canadian Sanctioned Person, or in any Sanctioned Country or, to the extent not in conflict with any other Sanctions, in any Canadian Sanctioned Country, or (B) in any manner that would result in the violation of any Sanctions or, to the extent not in conflict with any other Sanctions, Canadian Sanctions applicable to any party hereto.

8.2     Financial Covenant

During the term of this Agreement, TCPL covenants with each of the Lenders and the Agent that TCPL shall not, and shall not permit any of its Subsidiaries to, create, assume or otherwise incur any Funded Obligations if immediately thereafter the ratio of Consolidated Funded Obligations to Consolidated Total Capitalization would be in excess of 0.75 to 1.00.

ARTICLE 9

EVENTS OF DEFAULT

9.1     Events of Default

The occurrence of any one or more of the following events or circumstances constitutes an Event of Default under this Agreement:

(a)	Repayment of Borrowings: the failure of the Borrower to repay or otherwise reduce the principal amount of any Loans or any portion thereof when due for repayment or other reduction hereunder;

(b)	Repayment of Other Amounts: the failure of the Borrower to pay any interest, fees or other amount due hereunder (other than Loans) for a period of ten (10) Business Days after written notice from the Agent to the Borrower that such payment is due or overdue;

(c)	Voluntary Insolvency: if TCPL, the Borrower or one or more Designated Subsidiaries which hold, individually or in the aggregate, Material Property, shall:

(i)	apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets;

(ii)	make a general assignment for the benefit of creditors;

(iii)	commence any cause, proceeding or other action under any existing or future law relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any insolvency law or proceeding for the relief of debtors, or file an answer admitting the material allegations of a petition filed against it in any bankruptcy reorganization or insolvency proceeding; or

(iv)	take corporate action for the purpose of effecting any of the foregoing.

(d)	Involuntary Insolvency: if any cause, proceeding or other action shall be instituted in any court of competent jurisdiction, against TCPL, the Borrower or one or more Designated Subsidiaries which hold individually or in the aggregate, Material Property, seeking in respect of TCPL, the Borrower or such Designated Subsidiary or Designated Subsidiaries an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation (but, for certainty, excluding any reorganization, arrangement, dissolution, winding-up or liquidation by or solely among solvent Persons under business corporations statutes), a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or the like of TCPL, the Borrower or such Designated Subsidiary or Designated Subsidiaries or of all or any substantial part of its or their assets, or any other like relief in respect of TCPL, the Borrower or such Designated Subsidiary or Designated Subsidiaries under any bankruptcy or insolvency law, and

(i)	such cause, proceeding or other action results in an entry of an order for such relief or any such adjudication or appointment; or

(ii)	if such cause, proceeding or other action is being contested by TCPL, the Borrower or such Designated Subsidiary or Designated Subsidiaries in good faith, the same shall continue undismissed, or unstayed and in effect, for any period of sixty (60) consecutive days;

(e)	Execution: if any process of execution is enforced or levied upon any Material Property and such process of execution is not being contested by TCPL, the Borrower or the applicable Designated Subsidiary in good faith and remains unsatisfied for a period of thirty (30) days;

(f)	Cross Default when Payment Due: if TCPL, the Borrower or any Designated Subsidiary fails to make any payment when due (whether at maturity, by acceleration or otherwise), after any applicable grace period, in respect of any Indebtedness, and the aggregate amount of Indebtedness to which such failures relate is in excess of the greater of Cdn. $100,000,000 or two and one half percent (2.5%) of Consolidated Shareholders’ Equity (determined in Canadian Dollars) or the equivalent amount thereof in any other currency;

(g)	Cross Acceleration: if TCPL, the Borrower or any Designated Subsidiary defaults under any agreement evidencing or relating to any Indebtedness which default results in the acceleration of such Indebtedness without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, and the aggregate amount of Indebtedness which has been accelerated under all such agreements is in excess of the greater of Cdn. $100,000,000 or two and one half percent (2.5%) of Consolidated Shareholders’ Equity (determined in Canadian Dollars) or the equivalent amount thereof in any other currency;

(h)	Judgments: if one or more final judgments or orders (subject to no further right of appeal) for the payment of money aggregating in excess of the greater of Cdn. $100,000,000 or two and one half percent (2.5%) of Consolidated Shareholders’ Equity (determined in Canadian Dollars) or the equivalent amount thereof in any other currency shall be rendered against TCPL, the Borrower or any Designated Subsidiary and TCPL, the Borrower or such Designated Subsidiary has not paid or settled such judgments or orders within thirty (30) days after such judgments or orders are rendered;

(i)	Representations and Warranties: if any representation or warranty made by the Loan Parties in Article 2 shall prove to have been incorrect in any material respect when made or deemed made hereunder and such representation or warranty (if capable of being corrected) continues to be incorrect for a period of thirty (30) days after the Agent gives written notice of such incorrect representation and warranty to the applicable Loan Party or, if such representation and warranty is not capable of being remedied, the true facts as they exist would be expected to result in a Material Adverse Effect (as determined by the Majority Lenders acting reasonably);

(j)	Breach of Certain Covenants: if there is a breach or failure of due performance by TCPL of any covenants contained in Sections 8.1(k) (Negative Pledge), 8.1(l) (Pari Passu Ranking), 8.1(m) (Dividends), 8.1(n) (Indebtedness of Designated Subsidiaries), 8.1(o) (Restriction on Amalgamation), 8.1(v) (Sanctions) and Section 8.2 (Financial Covenant) and such breach or failure of due performance shall have continued for a period of thirty (30) days (provided that, for clarity, the cure of the breach of the covenant under Section 8.2 may be accomplished by virtue of a change in the ratio referenced therein by the end of such 30-day period);

(k)	Breach of Other Covenants: if there is a breach or failure of due performance by any Loan Party of any covenant or provision of this Agreement or of any of the other Loan Documents (other than those heretofore referred to in this Section 9.1), unless such breach or failure is cured within sixty (60) days (or such shorter period as would at any time, if continued, render any Material Property liable to forfeiture) unless the Majority Lenders shall have agreed to a longer period and in such an event, within the period agreed to by the Majority Lenders;

(l)	ERISA: the Borrower or any of its ERISA Affiliates shall incur liability aggregating in excess of the greater of (i) Cdn. $100,000,000 or (ii) two and one half percent (2.5%) of the Consolidated Shareholders’ Equity of TCPL or the equivalent amount of (i) or (ii) above (as applicable) in any other currency as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

(m)	Change of Ownership of the Borrower: TCPL shall fail to own, directly or indirectly, at least 10% of the outstanding equity interests of the Borrower; or

(n)	Guarantor Default: any provision of Article 13 shall for any reason cease to be valid and binding on or enforceable against TCPL, or TCPL shall so state in writing.

9.2     Acceleration

(a)    Upon the occurrence of any Event of Default which has not been remedied or waived, the Agent may on behalf of the Lenders and shall if so required by the Majority Lenders by written notice to the Borrower (an “Acceleration Notice”):

(i)	declare the Total Commitment and each Lender’s Commitment and the right of the Borrower to apply for further Borrowings to be terminated; and

(ii)	declare all indebtedness and liabilities (whether matured or unmatured) of the Borrower outstanding to the Lenders hereunder to be immediately due and payable (or to be due and payable at such later time as may be stated in such notice) without further demand, presentation, protest or other notice of any kind, all of which are expressly waived by the Borrower.

At the time stated in an Acceleration Notice, the Borrower shall pay to the Agent on behalf of each Lender all amounts owing or payable in respect of all indebtedness and liabilities specified in Section 9.2(b) failing which all rights and remedies of the Lenders and the Agent hereunder and under the other Loan Documents shall thereupon become enforceable.

(b)    Notwithstanding the foregoing, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the Total Commitment and each Lender’s Commitment and the right of the Borrower to apply for further Borrowings shall automatically be terminated and (B) all indebtedness and liabilities (whether matured or unmatured) of the Borrower outstanding to the Lenders hereunder shall automatically become and be due and payable, without further demand, presentation, protest or other notice of any kind, all of which are expressly waived by the Borrower.

9.3     Waiver of Default

Any single or partial exercise by any Lender, the Agent or by the Agent on behalf of any Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in the Loan Documents shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy to which the Agent or such Lender may be lawfully entitled for the same default or breach, and any waiver by any Lender, the Agent or by the Agent on behalf of any Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement contained in the Loan Documents, and any indulgence granted thereby, shall be deemed not to be a waiver of any subsequent default. To the extent permitted by Applicable Law, the Borrower hereby waives any rights now or hereafter conferred by statute or otherwise which are inconsistent with the Agent’s or a Lender’s rights or remedies under the Loan Documents.

9.4     Application and Sharing of Payments Following Acceleration

Except as otherwise agreed to by all of the Lenders in their sole discretion, any sum received by the Agent at any time after delivery of an Acceleration Notice or the occurrence of an event described in Section 9.2(b) which the Agent is obliged to apply in or towards satisfaction of sums due from the Borrower hereunder shall be applied by the Agent ratably among the Lenders and the Agent in accordance with amounts owed to the Lenders and the Agent in respect of each category of amounts set forth below, each such application to be made in the following order with the balance remaining after application in respect of each category to be applied to the next succeeding category:

(a)	Agent’s Fees: firstly, in or towards payment of any fees then due and payable to the Agent hereunder, including, without limitation, those fees payable pursuant to Section 5.7;

(b)	Agent’s Expenses: secondly, ratably among the Agent and the Lenders in accordance with amounts owed to the Agent and the Lenders in respect of amounts due and payable as and by way of recoverable expenses hereunder;

(c)	Interest and Fees: thirdly, ratably among the Lenders in accordance with amounts owed to the Lenders in respect of amounts due and payable as and by way of interest pursuant to Sections 5.1 and 5.3, interest on overdue amounts pursuant to Section 5.4 and Commitment Fees pursuant to Section 5.5;

(d)	Other Amounts (other than Borrowings): fourthly, ratably among the Lenders in accordance with amounts owed to the Lenders in respect of any amount (other than Borrowings) then due and payable by the Borrower hereunder other than amounts hereinbefore referred to in this Section 9.4; and

(e)	Borrowings: fifthly, in or towards repayment to the Lenders of the Borrowings then outstanding hereunder in accordance with the provisions of Section 11.11.

9.5     Remedies Cumulative

The rights and remedies of the Agent and each Lender under the Loan Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by law. The Agent may on behalf of the Lenders and shall if so required by the Majority Lenders, to the extent permitted by Applicable Law, bring suit at law, in equity or otherwise for any available relief or purpose including but not limited to:

(a)	the specific performance of any covenant or agreement contained in the Loan Documents;

(b)	enjoining a violation of any of the terms of the Loan Documents;

(c)	aiding in the exercise of any power granted by the Loan Documents or by law; or

(d)	obtaining and recovering judgment for any and all amounts due in respect of the Borrowings or amounts otherwise due hereunder or under the Loan Documents.

9.6     Set-Off

In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent and the Lenders are authorized at any time after the delivery of an Acceleration Notice to the Borrower or the occurrence of an event described in Section 9.2(b) and from time to time thereafter, without notice to any Loan Party or to any other Person, any such notice being expressly waived by each Loan Party, to set-off and to appropriate and to apply any and all deposits (general and special) and any other indebtedness at any time held by or owing by the Agent or such Lender or any of their respective Affiliates to or for the credit of or the account of any Loan Party against and on account of the obligations and liabilities of such Loan Party to the Agent or such Lender under this Agreement, including without limitation, all claims of any nature or description arising out of or connected with this Agreement, and although such obligations, liabilities or claims of such Loan Party are contingent or unmatured. Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.7     Lenders May Perform Covenants

If any Loan Party shall fail to perform any of its obligations under any covenant contained in any of the Loan Documents within the time permitted for the performance of any such covenant or for the cure of any default thereof, the Agent may on behalf of the Lenders, on the instructions of the Majority Lenders and after notice to such Loan Party and after providing such Loan Party with a reasonable opportunity to object to such payment on the basis that the obligation underlying the covenant is being disputed in good faith by such Loan Party (in which case no payment shall be made by the Agent pursuant to this Section 9.7 unless failure to make such payment would result in a Material Adverse Effect), perform any such covenant capable of being performed by it and, if any such covenant requires the payment or expenditure of money, it may make such payment or expenditure with its own funds on behalf of the Lenders. All amounts so paid by the Agent hereunder shall be repaid by the applicable Loan Party on demand therefor, and shall bear interest at the rate set forth in Section 5.4 from and including the date paid by the Agent hereunder to but excluding the date such amounts are repaid in full by such Loan Party.

ARTICLE 10

EXPENSES AND INDEMNITIES

10.1     Reimbursement of Expenses

All statements, reports, opinions and other documents or information required to be furnished to the Agent (for its benefit or for the benefit of the Lenders) by TCPL under this Agreement shall be supplied by TCPL without cost to the Agent or the Lenders and in sufficient quantities for distribution to the Agent and the Lenders. In addition, the Borrower agrees to pay promptly to the Agent on demand:

(a)	all reasonable and documented legal fees of outside counsel approved by TCPL and other reasonable and documented out-of-pocket expenses which are incurred from time to time by the Agent in respect of the documentation, preparation, registration, negotiation, execution and administration of the Loan Documents; and

(b)	all reasonable and documented legal fees and other reasonable and documented out-of-pocket expenses which are incurred from time to time by the Agent or the Lenders in respect of the enforcement of the Loan Documents against any Loan Party, except with respect to the Agent to the extent such legal fees or other out-of-pocket expenses incurred by the Agent on behalf of the Lenders in respect of the enforcement of the Loan Documents against any Loan Party are incurred as a result of the gross negligence, bad faith or willful misconduct of the Agent.

10.2     Increased Cost

If, after the date hereof (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), the introduction of, any change in or the implementation of any applicable law, regulation, treaty, official directive or regulatory requirement now or hereafter in effect (whether or not having the force of law) or any change in the interpretation or application thereof by any court or by any judicial or Governmental Authority charged with the interpretation or administration thereof, or if compliance by any Lender with any request from any central bank or other fiscal, monetary or other authority (whether or not having the force of law) (individually, a “Circumstance”):

(a)	subjects a Lender to any Tax, or changes the basis of taxation of payments due to a Lender or increases any existing Tax, on payments of principal, interest or other amounts payable by any Loan Party to a Lender under this Agreement (excluding for purposes of this Section 10.2 any Taxes which are covered by Section 6.3);

(b)	imposes, modifies or deems applicable any reserve, special deposit, capital adequacy, liquidity, regulatory or similar requirement against assets or liabilities held by a Lender, or deposits of or for the account of a Lender, or loans by a Lender, or any other acquisition of funds for loans by a Lender or commitments by a Lender to fund loans; or

(c)	imposes on a Lender any other condition with respect to this Agreement;

and the result thereof in the sole determination of such Lender acting reasonably and in good faith, is to increase the cost to such Lender or to reduce the income or return receivable by such Lender in respect of any Borrowing or Commitment Fees payable pursuant to Section 5.5 or in respect of such Lender’s commitment to lend hereunder, such Lender shall promptly notify the Agent. The Agent shall promptly notify the Borrower and the Borrower shall pay to the Agent for the benefit of such Lender that amount which compensates such Lender for such additional cost or reduction in income (except to the extent such increase in costs or reduction in income is reflected in or recovered by an increase in the Base Rate) (“Additional Compensation”) on the next Interest Date or other date for the payment of interest falling no earlier than ten (10) Business Days after such notice shall have been given by the Agent to the Borrower (and each successive applicable Interest Date or other date, if applicable) unless such Lender knew, on the date of execution of this Agreement, of such Circumstance and the likely result thereof; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Branch of Account if the making of such designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

The Borrower shall not be obligated to pay any portion of such Additional Compensation accruing under this Section 10.2 for any period prior to the date that is three months prior to the date on which the Agent, on behalf of such Lender, gives notice to the Borrower that such Additional Compensation is so accruing. A certificate by a duly authorized officer of such Lender (prepared in good faith) setting forth the amount of the Additional Compensation and the basis for it must be submitted by the Agent to the Borrower and is prima facie evidence of the amount of the Additional Compensation. If the Agent notifies the Borrower that Additional Compensation is owed, the Borrower shall have the right to make payment in full to the Agent for the account of such Lender in respect of the applicable Borrowing together with accrued but unpaid interest and fees in respect of such Borrowing and such other amounts as may be required hereunder to the date of payment or to convert such Borrowing into another basis of Borrowing available under this Agreement upon written notice given no later than the third Business Day preceding such payment date or conversion date to the

Agent. Notwithstanding the foregoing, in order for a Lender to require the payment of Additional Compensation from the Borrower, the Circumstance giving rise to such Additional Compensation must result in increased costs to the Lender generally in respect of similar type borrowers as the Borrower and any claims resulting from such increased costs must be pursued by such Lender using reasonable commercial efforts as against such similar type borrowers, except where such Lender is restricted by agreement or law from any such pursuit.

For the avoidance of doubt and notwithstanding anything herein to the contrary, for the purposes of this Section 10.2, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority ) or the United States or foreign regulatory authorities (whether or not having the force of law), in case for this clause (y) pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.

10.3     Illegality

If the introduction of or any change in Applicable Law, regulation, treaty, official directive or regulatory requirement now or hereafter in effect (whether or not having the force of law) or any change in the interpretation or application thereof by any court or by any judicial or Governmental Authority charged with the interpretation or administration thereof, makes it unlawful or prohibited for a Lender to make, to fund or to maintain the Borrowings or a portion of the Borrowings or to perform its obligations under this Agreement, such Lender may by written notice to the Borrower through the Agent terminate its obligations under this Agreement to make such Borrowings or perform such obligations and the Borrower shall prepay such Borrowings within ten (10) Business Days of written notice requesting such prepayment given by the Agent to the Borrower together with all accrued but unpaid interest and fees and other amounts hereunder as may be required hereunder to the date of payment or convert by notice to the Agent such Borrowings into another basis of Borrowing available under this Agreement within the time required by any such law, regulation, treaty, official directive or regulatory requirement.

Each Lender shall use its reasonable commercial efforts to advise the Agent, who shall in turn advise the Borrower, of any proposed introduction or change in any applicable law, regulation, treaty, official directive or regulatory requirement which would make it unlawful or prohibited for a Lender to make, fund or maintain any Borrowing hereunder or to perform its obligations hereunder. If a Lender is affected by this Section 10.3, it shall use its reasonable commercial efforts to take such action as will avoid the need to exercise its rights under this Section 10.3 but only if such action will not, in the sole opinion of such Lender exercised in good faith, be disadvantageous to such Lender or require such Lender to incur any additional costs.

10.4     Substitute Basis of Borrowing

If, on or prior to 3:00 p.m. on the Banking Day prior to any Interest Determination Date in respect of a Libor Loan, a Lender determines (acting reasonably and in good faith) that:

(a)	adequate and fair means do not exist for ascertaining the rate of interest on such Libor Loan;

(b)	the making or the continuation of such Libor Loan or a portion of such Libor Loan by such Lender has become impracticable by reason of circumstances which materially and adversely affect the London interbank market;

(c)	deposits in Dollars are not available to such Lender in the London interbank market in sufficient amounts in the ordinary course of business for the applicable Interest Period to make, fund or maintain such Libor Loan during such Interest Period; or

(d)	Libor for any Interest Period will not adequately reflect the cost to such Lender of making, funding or maintaining its Libor Loans for such Interest Period,

then such Lender shall promptly notify the Agent, and the Agent shall promptly notify the Borrower and the Lenders in writing of such determination setting forth the basis of such determination and the Lenders shall not be obligated to provide such Libor Loan for so long as such event or condition exists and such requested Libor Loan shall be made as a Base Rate Loan.

10.5     Funding Indemnity

If, for any reason whatsoever and whether or not required or permitted pursuant to the provisions of this Agreement, the Borrower repays, prepays, converts or cancels a Libor Loan other than on the last day of an Interest Period applicable to such Libor Loan, the Borrower shall indemnify each Lender for any cost or expense reasonably incurred by such Lender including, without limitation, any cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to maintain the Libor Loan or any increased interest or other charges payable to lenders of funds borrowed in order to maintain such Libor Loan together with any other out-of-pocket charges, costs or expenses incurred by such Lender relative thereto which would not have been incurred but for such repayment, prepayment, conversion or cancellation by the Borrower other than on the last day of the applicable Interest Period. A certificate of such Lender (acting reasonably and prepared in good faith) submitted by the Agent setting out the basis for the determination of the amount necessary to indemnify such Lender shall be prima facie evidence thereof.

10.6     General Indemnity

The Borrower hereby covenants with each Agent and each Lender that it shall at all times hereafter keep the Agent, such Lender and their respective affiliates and their directors, officers, employees and agents (each, an “Indemnified Party”) indemnified and held harmless from and against all suits (whether founded or unfounded), actions, proceedings, judgments, demands or claims instituted or made against such Indemnified Party (“Proceedings”), and all costs, losses, liabilities, damages and reasonable and documented expenses (including all reasonable and documented fees and expenses of counsel) incurred by such Indemnified Party in any way relating to, arising out of, or incidental to any Environmental Laws or any default by any Loan Party under any provision of any of the Loan Documents except to the extent any of the foregoing result (a) from the bad faith, gross negligence or willful misconduct of such

Indemnified Party or its Affiliates, as determined by a final, non-appealable judgment by a court of competent jurisdiction or (b) from any Proceeding that does not involve an act or omission of TCPL, the Borrower or any of TCPL’s Subsidiaries and that is brought by an Indemnified Party against any other Indemnified Party, other than claims against JPMCB in its capacity as an agent or arranger with respect to this Agreement. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.6 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each Loan Party also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, any other Loan Document, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans. In case any proceeding shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Section 10.6, the applicable Indemnified Party shall promptly notify the Borrower in writing (but failure to do so shall not relieve the Borrower from any liability which it may have pursuant to this Section 10.6) and the Borrower, upon request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party, acting reasonably, to represent the Indemnified Party and any others the Borrower may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless:

(a)	the Borrower and the Indemnified Party shall have mutually agreed to the retention of such counsel; or

(b)	the named parties to any such proceeding include the Borrower and the Indemnified Party and any other parties in respect of which the Borrower has provided a similar indemnity and representation of such parties by the same counsel, in the reasonable judgment of such Indemnified Party, would be inappropriate due to actual or potential differing interests between them.

ARTICLE 11

THE AGENT AND THE LENDERS

11.1     Authorization of Agent

Each Lender irrevocably appoints and authorizes the Agent to exercise such powers, perform such duties, take such actions, make such decisions and determinations and give such consents under the Loan Documents as may be permitted or as are required to be exercised, performed, taken, made, given or otherwise carried out by the Agent hereunder or under any other agreement between the Lenders, together with all powers reasonably incidental thereto. As to any matters not expressly required by this Agreement or by any other agreement between the Lenders to be carried out by the Agent, the Agent is not required to exercise any discretion or take or to refrain from taking any action except upon the written instructions of the Majority

Lenders. Notwithstanding anything to the contrary in this Agreement, the Agent shall not be required to exercise any discretion or to take or to refrain from taking any action in any manner which is contrary to the Loan Documents, to any other agreement between the Lenders or to Applicable Law.

11.2     Responsibility

(a)	The Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or any of its Affiliates to liability or that is contrary to any Loan Document or Applicable Law.

(b)	The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.12) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Event of Default or the event or events that give or may give rise to any Event of Default unless and until the Borrower or any Lender shall have given notice to the Agent describing such Event of Default and such event or events.

(c)	Neither the Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article 7 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d)	Nothing in this Agreement or any other Loan Document shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

11.3 Acknowledgment of Lenders

(a)	Each Lender confirms to the Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b)	Each Lender acknowledges that (x) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (y) it has, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (z) it will, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)	the financial condition, status and capitalization of the Borrower and each other Loan Party;

(ii)	the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii)	determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv)	the adequacy, accuracy and/or completeness of any information delivered by the Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

11.4     Rights and Obligations of Each Lender

The rights and obligations of each Lender under this Agreement are several and no Lender shall be obligated to make Borrowings available to the Borrower in excess of the amount of such Lender’s Commitment(s). The failure of a Lender to perform its obligations under this Agreement shall neither:

(a)	result in any other Lender incurring any liability for such failure; nor

(b)	relieve the Borrower or any other Lender from their respective obligations under any Loan Document.

Nothing contained herein or in any other Loan Document nor any action taken pursuant hereto or thereto shall be deemed to constitute the Lenders a partnership, joint venture or any other similar entity.

11.5     Determinations by Lenders

(a)	Where the provisions of this Agreement provide that any waiver of or any amendment to any provision of the Loan Documents may be made or any action, consent or other determination in connection with the Loan Documents may be taken or given, with the consent or agreement of the Majority Lenders, then any such waiver, amendment, action, consent or determination so made, so taken or so given with the consent or agreement of the Majority Lenders shall be binding on all of the Lenders and all of the Lenders shall cooperate in all ways necessary or desirable to implement and effect such waiver, amendment, action, consent or determination.

(b)	Unless otherwise specifically dealt with in this Agreement or in the written notice from the Agent, in the event the Agent delivers a written notice to a Lender requesting advice from such Lender as to whether it consents or objects to any matter in connection with the Loan Documents, then, except as otherwise expressly provided herein, if such Lender does not deliver to the Agent its written consent or objection to such matter within twenty (20) Business Days of the delivery of such written notice by the Agent to such Lender, such Lender shall be deemed not to have consented thereto upon the expiry of such twenty (20) Business Day period.

11.6     Notices

All notices by the Lenders to the Agent shall be through the Agent’s Branch of Account and all notices by the Agent to a Lender shall be through such Lender’s Branch of Account. All notices or communications between the Borrower and the Lenders which are required or contemplated pursuant to the Loan Documents shall be given or made through the Agent at the Agent’s Branch of Account.

11.7 Duty to Deliver Documents Obtained from the Loan Parties

The Agent shall promptly deliver to each Lender, at its Branch of Account, such documents, papers, materials and other information as are furnished by each Loan Party to the Agent on behalf of such Lender pursuant to this Agreement, and each Loan Party shall provide the Agent with sufficient copies of all such information for such purpose.

11.8 Arrangements for Borrowings

The Agent shall promptly give written notice to each Lender at its Branch of Account upon receipt by the Agent of any notice given pursuant to Section 3.3, 3.4, 3.6, 3.8, 3.9, 3.11, 3.12 or 4.2. The Agent shall advise each Lender of the amount, date and details of each Borrowing and of such Lender’s share in each Borrowing. At or before 1:00 p.m. on each Drawdown Date, Conversion Date or Rollover Date, each Lender will make its share of Borrowings by forwarding to the Agent the amount of Loans required to be made available by such Lender and the Agent, upon receipt thereof, shall forthwith make the same available to the Borrower at the account of the Borrower as advised by the Borrower to the Agent from time to time.

11.9 Arrangements for Repayment of Borrowings

(a)	Prior to the delivery of an Acceleration Notice or the occurrence of an event described in Section 9.2(b), upon receipt by the Agent of payments from the Borrower on account of principal, interest, fees or any other payment made to the Agent on behalf of the Lenders, the Agent shall pay over to each Lender at its Branch of Account the amount to which it is entitled under this Agreement and shall use its best efforts to make such payment to such Lender on the same Business Day on which such payment is received by the Agent.

(b)	Following delivery of an Acceleration Notice or the occurrence of an event described in Section 9.2(b), the Lenders shall share any payments subsequently received in accordance with Section 9.4 of this Agreement.

11.10 Repayment by Lenders to Agent

(a)	Unless the Agent has been notified in writing by the Borrower no later than the Business Day prior to the date on which any payment to be made by the Borrower hereunder is due that the Borrower does not intend to remit such payment, the Agent may, in its discretion, assume that the Borrower has remitted such payment when so due and the Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to the amount of such payment which is due to such Lender pursuant to this Agreement. If the Borrower does not in fact remit such payment to the Agent, the Agent shall promptly notify each Lender and each such Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available to such Lender, together with interest thereon until the date of repayment thereof at a rate determined by the Agent (such rate to be conclusive and binding on such Lender) in accordance with the Agent’s usual banking practice for similar advances to financial institutions of like standing to such Lender.

(b)	Unless the Agent has been notified in writing by a Lender no later than the Business Day prior to a Drawdown Date or Conversion Date that such Lender does not intend to make available the amount required to be made available by such Lender pursuant to this Agreement on such Drawdown Date or Conversion Date, the Agent may, in its discretion, assume that such Lender has remitted funds to the Agent in an amount equal to the amount required to be made available by such Lender pursuant to this Agreement and the Agent may, in its discretion and in reliance upon such assumption, make available to the Borrower on such Drawdown Date or Conversion Date an amount equal to the amount required to be made available by such Lender pursuant to this Agreement. If a Lender does not in fact remit such funds to the Agent, the Agent shall promptly notify such Lender and such Lender shall forthwith remit such funds to the Agent, failing which the Borrower shall forthwith on demand repay to the Agent (without prejudice to the Borrower’s rights against such Lender) the amount made available by the Agent on behalf of such Lender, in each case together with interest thereon until the date of repayment thereof at a rate determined by the Agent (such rate to be conclusive and binding on such Lender or the Borrower, as the case may be) in accordance with the Agent’s usual banking practice for similar advances to financial institutions of like standing to such Lender.

11.11 Adjustments Among Lenders

(a)	Each Lender agrees that, after delivery of an Acceleration Notice or the occurrence of an event described in Section 9.2(b), it will at any time and from time to time upon the request of the Agent as required by any Lender, purchase portions of the Borrowings made available by the other Lenders which remain outstanding and make any other adjustments which may be necessary in order that the amount of Borrowings made available by each Lender which remain outstanding, as adjusted pursuant to this Section 11.11, will be in the same proportion as the Lender’s Proportion of such Borrowings.

(b)	The Lenders agree that, after delivery of an Acceleration Notice or the occurrence of an event described in Section 9.2(b), the amount of any repayment made by the Borrower in respect of Borrowings under this Agreement, and the amount of any proceeds from the exercise of any rights or remedies of the Lenders under the Loan Documents, which are to be applied against amounts owing hereunder, will be so applied in a manner so that to the extent possible the amount of Borrowings made available by each Lender which remain outstanding after giving effect to such application will be in the same proportion as the Lender’s Proportion of such Borrowings.

(c)	Notwithstanding anything contained in this Section 11.11, there shall not be taken into account for the purposes of computing any amount payable to any Lender pursuant to this Section 11.11, any amount which a Lender receives as a result of any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any monies owing by the Borrower to such Lender other than on account of liabilities arising under the Loan Documents; provided that, if at any time a Lender receives any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of monies owing or payable to it by the Borrower in respect of liabilities of the Borrower arising under the Loan Documents, such Lender shall purchase portions of the applicable Borrowings made available by the other Lenders which remain outstanding to the extent required pursuant to Section 11.11(a).

(d)	The Borrower agrees to be bound by and, at the request of the Agent, to do all things necessary or appropriate to give effect to any and all purchases and other adjustments made by and between the Lenders pursuant to this Section 11.11 but shall incur no increased liabilities, in aggregate, by reason thereof.

(e)	All obligations of Lenders pursuant to this Section 11.11 shall be limited to the extent that any Lender would be required to purchase any portions of Borrowings in an amount that, when aggregated with the amount of Loans made by such Lender, would exceed such Lender’s Commitment.

11.12 Lenders’ Consents to Waivers, Amendments, etc.

(a)	Any waiver of or any amendment to a provision of the Loan Documents which relates to:

(i)	a change in the definition of “Majority Lenders”;

(ii)	any matter which, pursuant to the Loan Documents, specifically requires the consent or agreement of all of the Lenders rather than the consent or agreement of the Lenders;

(iii)	any release of the Guarantor from its obligations under Section 13.1; or

(iv)	the provisions of this Section 11.12(a);

shall bind the Lenders only if such waiver or amendment is agreed to in writing by all of the Lenders. No provision of this Agreement may be waived, amended or modified if the effect of such waiver, amendment or modification would (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby or (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby.

(b)	Majority Consent: Subject to Section 11.12(a) and except as otherwise provided in the Loan Documents, any waiver of or any amendment to any provision of the Loan Documents and any action, consent or other determination in connection with the Loan Documents shall bind all of the Lenders if such waiver, amendment, action, consent or other determination is agreed to in writing by the Majority Lenders.

(c)	Agent’s Consent: Any waiver of or any amendment to any provision of the Loan Documents which relates to the rights or obligations of the Agent in such capacity shall require the agreement of the Agent thereto.

11.13 Reimbursement of Expenses

Each Lender agrees that it will indemnify the Agent for its Lender’s Proportion of any and all costs, expenses and disbursements (including, without limitation, those costs and expenses referred to in Section 9.7 and 10.1) which may be incurred or made by the Agent in good faith in connection with the Loan Documents, and agrees that it will, on written demand detailing such costs, expenses and disbursements, reimburse the Agent for any such costs, expenses or disbursements for which the Agent is not promptly reimbursed at any time by the Borrower, except to the extent such costs, expenses or disbursements are incurred as a result of the gross negligence, bad faith or willful misconduct of the Agent. The Agent may refrain from exercising any right, power or discretion or taking any action to protect or enforce the rights of any Lender under the Loan Documents until it has been so reimbursed.

11.14 Reliance on Notices, etc.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan, and such Lender shall not have made available to the Agent such Lender’s ratable portion of the applicable Borrowing. The Agent may consult with legal counsel (who may be counsel for the Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.15 Relations with Loan Parties

(a)	The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with TCPL or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

(b)

Each Lender understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 11.15 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in a Loan Party or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Agent to the Lenders.

(c)	Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

11.16 Successor Agent

The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the consent of the Borrower so long as no Event of Default has occurred and is continuing (such approval not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders and with the consent of the Borrower so long as no Event of Default has occurred and is continuing (such approval not to be unreasonably withheld), appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any retiring agent’s resignation hereunder as the Agent, the provisions of this Agreement shall continue in effect for its benefit and for the benefit of the Lenders in respect of any actions taken or omitted to be taken by the retiring agent while it was acting as the Agent.

11.17 Indemnity

Each Lender hereby agrees to indemnify the Agent (to the extent not reimbursed by the Borrower), as to its Lender’s Proportion from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under or in respect of the Loan Documents; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Lender’s Proportion of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, the Loan Documents, but only to the extent that the Agent is not reimbursed for such expenses by the Borrower.

11.18 Delegation of Duties

The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article 11 (as though such sub-agents were the “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

11.19 No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Persons acting as Bookmanagers, Arrangers, documentation agents or syndication agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or as a Lender hereunder.

11.20 Amendment to this Article 11

Save and except for the provisions of Sections 11.5(a), 11.6, 11.8, 11.9(a), 11.10(b), 11.12, 11.14, 11.16 and this Section 11.20, the provisions of this Article 11 may be amended or added to, from time to time, without the agreement of the Borrower provided such amendment or addition does not adversely affect the Borrower hereunder (including, without limiting the generality of the foregoing, increasing the liabilities or obligations of the Borrower hereunder). A copy of the instrument evidencing such amendment or addition shall be forwarded by the Agent to the Borrower as soon as practicable following the execution thereof.

ARTICLE 12

SUCCESSORS AND ASSIGNS,

JUDGMENT CURRENCY AND CONFIDENTIALITY

12.1 Successors and Assigns

No Loan Party may assign its rights or obligations hereunder without the prior written consent of all of the Lenders except as provided in Section 8.1(o). If an Event of Default has occurred and is continuing, any Lender may, at the Borrower’s cost and expense, with the prior consent of the Agent (such consent not to be unreasonably withheld) and upon payment to the Agent of $3,500 assign in whole or in part its rights and obligations under this Agreement and the other Loan Documents pursuant to a Lender Transfer Agreement to any other Person where any such assignment is for the lesser of a minimum of $10,000,000 (and in multiples of $1,000,000 thereafter) and its Commitment; provided any increased cost to the Borrower as a result of such assignment arising solely as a result of the residency of such Person will be a continuing obligation of such Lender. If no Event of Default has occurred, a Lender may, at its sole cost and expense, with the prior consent of the Agent and the Borrower (such consents not to be unreasonably withheld) and upon payment to the Agent of $3,500 (except in the case of Section 3.11(b), Section 4.2(d) or an assignment by a Lender to an Affiliate), assign in whole or in part its rights and obligations under this Agreement and the other Loan Documents pursuant to a Lender Transfer Agreement where any such assignment is for the lesser of a minimum of

$10,000,000 (and in multiples of $1,000,000 thereafter) and its Commitment; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof. Upon any assignment by a Lender to an assignee permitted by this Section 12.1 (a “Permitted Assignee”) in accordance with the provisions of this Section 12.1, such Lender shall cause such Permitted Assignee to be substituted for such Lender in respect of the whole or any part of its rights and obligations under the Loan Documents which are so assigned (other than in respect of any rights under Section 6.3 or Article 10 to the extent any claim thereunder relates to an event arising prior to such assignment) and such Lender shall, as of the effective date thereof, be released from its obligations to the Borrower hereunder arising subsequent to such date to the extent thereof. Any such assignment shall not increase, in aggregate, the cost or liabilities of the Borrower hereunder, other than the requirement to pay any costs and expenses associated with an assignment by the Borrower. Nothing in this Section 12.1 shall restrict a Lender from the sale of a participation in all or any part of the Borrowings made or to be made by it; provided any increased cost as a result of any such participation shall be for the sole account of such Lender and the Lender shall retain all voting rights hereunder. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a Security Interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System, and this Section shall not apply to any such pledge or assignment of a Security Interest; provided that, no such pledge or assignment of a Security Interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender party hereto.

The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Lender Transfer Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

12.2 Exchange and Confidentiality of Information

Each of the Lenders and the Agent acknowledges the confidential nature of the financial, operational and other information, reports and data provided and to be provided to them by the Loan Parties pursuant to this Agreement (the “Information”) and agrees to hold the Information in confidence and shall not discuss or disclose or allow access to, or transfer or transmit the Information to any Person, provided however that:

(a)	each of the Lenders and the Agent may disclose all or any part of the Information if such disclosure is required by any Applicable Law, or by applicable order, policy or directive having the force of law, to the extent of such requirement, or is required in connection with any actual or threatened judicial, administrative or governmental proceeding, including, without limitation, proceedings initiated under or in respect of this Agreement;

(b)	each of the Lenders and the Agent may disclose Information to each other and to any Permitted Assignees or participants and to their respective counsel, agents, employees and advisors; provided that in the case of a participant, the participant has provided the Agent or the applicable Lender with the written agreement referred to in Section 12.2(c);

(c)	each of the Lenders and the Agent may disclose and discuss the Information with credit officers of any potential Permitted Assignees for the purposes of assignment pursuant to Section 12.1 or any participant for the purposes of a participation; provided that such potential Permitted Assignee or participant shall have, for the benefit of the Loan Parties, previously provided to the Agent or such Lender, as the case may be, its written agreement to hold the Information under the same obligations of confidentiality as set forth in this Section 12.2 at all times prior to and, if applicable, after becoming a Permitted Assignee or participant;

(d)	each of the Lenders and the Agent may disclose all or any part of the Information so as to enable such Lender or the Agent to initiate any lawsuit against any Loan Party or to defend any lawsuit commenced by any Loan Party, the issues of which are directly or indirectly related to the Information, but only to the extent such disclosure is necessary or desirable to the initiation or defense of such lawsuit;

(e)	each of the Lenders and the Agent may disclose all or any part of the Information to the extent requested by any Governmental Authority having or claiming authority to regulate or oversee any aspect of such Lender’s or the Agent’s (as applicable) business or that of its Affiliates;

(f)	subject to an agreement containing provisions substantially the same as those of this Section, each of the Lenders may disclose all or any part of the Information to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations, this Agreement or payments hereunder; and

(g)	each of the Lenders and the Agent may disclose Information to any Person with the prior written consent of the Borrower.

Notwithstanding the foregoing, “Information” shall not include any such information:

(h)	which is or becomes readily available to the public (other than by a breach hereof or by a breach of an obligation of confidentiality imposed on a Permitted Assignee or participant or other Person referred to in this Section 12.2) or which has been made readily available to the public by a Loan Party;

(i)	which the Agent or any Lender can show was, prior to receipt thereof from a Loan Party, lawfully in the Agent’s or such Lender’s possession and not then subject to any obligation on its part to such Loan Party to maintain confidentiality; or

(j)	which the Agent or any Lender received from a third party, prior to receipt thereof from a Loan Party, which was not, to the knowledge of the Agent or such Lender, subject to a duty of confidentiality to such Loan Party at the time the Information was so received.

12.3 Judgment Currency

If for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement it becomes necessary to convert into the currency of such jurisdiction (herein called the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then such conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For such purpose “rate of exchange” means the spot rate at which the Agent, on the relevant date at or about 10:00 a.m., would be prepared to sell a similar amount of such currency in New York, New York against the Judgment Currency. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the applicable Loan Party shall, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under this Agreement in such other currency. Any additional amount due from a Loan Party under this Section 12.3 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

ARTICLE 13

GUARANTY

13.1 Guaranty

The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of the Borrower now or hereafter existing under or in respect of this Agreement (including, without limitation, any extensions, modifications, substitutions, amendments or renewals thereof), in each case, whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable and documented expenses (including, without limitation, reasonable and documented fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Agreement. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agent or any Lender under or in respect of this Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

13.2 Guaranty Absolute

The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation, decree or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of the Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of the Borrower under or in respect of this Agreement, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of this Agreement or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of the Borrower under or in respect of this Agreement or any other amendment or waiver of or any consent to departure from this Agreement including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of the Borrower under this Agreement or any other assets of the Borrower;

(e) any change, restructuring or termination of the corporate structure or existence of the Borrower;

(f) any failure of the Agent or any Lender to disclose to the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower now or hereafter known to the Agent or such Lender (the Guarantor waiving any duty on the part of the Agent and the Lenders to disclose such information);

(g) the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of the Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

13.3 Waivers and Acknowledgments

(a) The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral.

(b) The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) The Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against the Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Guarantor hereunder.

(d) The Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower now or hereafter known by the Agent or such Lender.

(e) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waivers set forth in Section 13.2 and this Section 13.3 are knowingly made in contemplation of such benefits.

13.4 Subrogation

The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against the Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash (other than contingent indemnification or reimbursement obligations not then due and payable) and the Commitments shall have expired or been terminated. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty (other than contingent indemnification or reimbursement obligations not then due and payable) and (b) the Revolving Termination Date, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Revolving Termination Date shall have occurred, the Agent and the Lenders will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by the Guarantor pursuant to this Guaranty.

13.5 Subordination

The Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to the Guarantor by the Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 13.5:

(a) Prohibited Payments, Etc. Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), the Guarantor may receive payments from the Borrower on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), however, unless the Majority Lenders otherwise agree, the Guarantor not shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to the Borrower, the Guarantor agrees that the Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), the Guarantor shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

(d) Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

13.6 Continuing Guaranty; Assignments

This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty (other than contingent indemnification or reimbursement obligations not then due and payable) and (ii) the Revolving Termination Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and the Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 12.1. The Guarantor shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agent and the Lenders.

ARTICLE 14

MISCELLANEOUS

14.1 Severability

Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction does not invalidate, affect or impair the remaining provisions hereof in such jurisdiction and any such prohibition or unenforceability in any jurisdiction does not invalidate or render unenforceable such provision in any other jurisdiction.

14.2 Survival of Undertakings

All covenants, undertakings, agreements, representations and warranties made pursuant to this Agreement survive the execution and delivery of this Agreement and continue in full force and effect until the full payment and satisfaction of all obligations of the Loan Parties incurred pursuant to the Loan Documents (other than contingent indemnification and reimbursement obligations not then due and payable) and the termination of this Agreement, provided that the undertakings of Section 6.3 and Article 10 shall survive the payment and satisfaction of all obligations of the Loan Parties incurred pursuant to the Loan Documents and the termination of this Agreement.

14.3 Failure to Act

No failure, omission or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder shall impair such right, power or privilege or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

14.4 Waivers

No breach of any of the provisions of any of the Loan Documents may be waived or discharged verbally; any such waiver or discharge may only be made by way of an instrument in writing signed by either the Agent on behalf of the Lenders or the Majority Lenders, as applicable, or by all the Lenders and, if required, by the Agent and the Borrower, and such waiver or discharge will then be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given. Any such waiver or discharge which affects the rights of the Agent may only be made by way of an instrument in writing signed by the Agent.

14.5 Amendments

No provision of the Loan Documents may be amended verbally and, except as provided in Section 11.20, any such amendment may only be made by way of an instrument in writing signed by the Borrower, the Agent, if required, and either the Agent on behalf of the Lenders or by all of the Lenders or by the Majority Lenders, as the case may be; provided that if the Agent is not a party thereto, then until such time as it is provided with a copy of any such amendment, it shall not be required to take account of the amendment or take any action provided for therein.

14.6 Notice

(a) Except as otherwise expressly provided herein, all notices, advices, requests and demands hereunder shall be in writing (including facsimile transmissions) or, if by telephone, immediately confirmed in writing, and shall be given to or made upon the respective parties hereto at the address set forth opposite their names on the signature pages hereto or at such other address as any party shall designate for itself by notice given to the other parties hereto. All notices shall be effective upon actual receipt. In the event of any discrepancy between any telephone notice advice, request or demand and the written confirmation thereof, the telephone version shall govern with respect to actions taken by the recipient thereof before such recipient has had a reasonable time to act after its receipt of the written confirmation.

(b) So long as JPMCB or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 8.1(e), 8.1(f), 8.1(g) and 8.1(o)(i) and 8.1(o)(ii) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at brittany.m.tidwell@jpmorgan.com. Each Loan Party agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to TCPL, any of its Subsidiaries or any other materials or matters relating to this Agreement or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). Each Loan Party acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

14.7 Whole Agreement

This Agreement together with the other Loan Documents constitutes the whole and entire agreement between the parties and cancels and supersedes any prior agreements, undertakings, declarations and representations, written or verbal, in respect of the subject matter of this Agreement and the other Loan Documents.

14.8 Governing Law

The parties agree that this Agreement is conclusively deemed to be made under, and for all purposes to be governed by and construed in accordance with, the laws of the State of New York.

14.9 Term of Agreement

The term of this Agreement is until the later of the termination of each Lender’s Commitment and payment in full of all the obligations of the Borrower incurred pursuant to this Agreement (other than contingent indemnification or reimbursement obligations not then due and payable). For certainty, notwithstanding the termination of this Agreement, the Guaranty shall remain in full force and effect in accordance with and subject to Section 13.6.

14.10 Time of Essence

Time shall be of the essence of this Agreement.

14.11 Jurisdiction

(a)	Submission: Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any Related Party of the foregoing in any way relating to the Loan Documents, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each Loan Party hereby further consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Loan Party at its address specified pursuant to Section 14.6.

(b)	Forum Convenience and Enforcement Abroad: Each of the Lenders, the Agent and each Loan Party:

(i) irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan Documents in any New York State or federal court, and further irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; and

(ii) agrees that a final judgment or order of a court of the State of New York or federal court of the United States of America sitting in New York City in connection with a Loan Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction by suit on the judgment or in any other manner provided by law.

14.12 Counterpart Execution

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of any executed signature page of this Agreement or any amendment or waiver in respect thereof by facsimile transmission or in pdf format shall be effective as delivery of a manually executed counterpart hereof.

14.13 Patriot Act Notice

Each Lender that is subject to the Patriot Act (as defined below) and the Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

14.14 Acknowledgement and Consent to Bail-In of EEA Financial Institutions

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

In this Agreement and the Schedules hereto and in all notices pursuant to this Agreement, unless something in the subject matter or context is inconsistent therewith, the following words and phrases shall have the following meanings:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

14.15 Waiver of Jury Trial

Each of the Borrower, TCPL, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date appearing at the beginning of this Agreement.

COMMITMENTS AND ADDRESSES

FOR NOTICES:

Borrower:	COLUMBIA PIPELINE GROUP, INC.

	Per:	/s/ Nathaniel A. Brown
[700 Louisiana Street, Suite 700	Name:	Nathaniel A. Brown
Houston, TX 77002-2700	Title:	Controller and Principal Financial Officer
Attention: Corporate Secretary

Telecopier: (832) 320-6201]	Per:	/s/ Jon A. Dobson
	Name:	Jon A. Dobson
	Title:	Corporate Secretary
COMMITMENTS AND ADDRESSES FOR NOTICES:

Guarantor:	TRANSCANADA PIPELINES LIMITED

	Per:	/s/ Joel E. Hunter
450 - 1st Street S.W.	Name:	Joel E. Hunter
Calgary, Alberta, Canada	Title:	Vice-President, Finance and Treasurer
T2P 5H1
Attention: Treasurer

Telecopier: (403) 920-2358	Per:	/s/ Christine R. Johnston
	Name:	Christine R. Johnston
	Title:	Vice-President, Law and Corporate Secretary

Agent and Lender:	JPMORGAN CHASE BANK, N.A.

	Per:	/s/ Juan J. Javellana
500 Stanton Christiana Road, Ops 2, Floor 03 Newark, DE, 197-2107, United States	Name: Title:	Juan J. Javellana Executive Director

Attention: Brittany Tidwell

Telecopier: +-302-634-1417

[CPG Credit Agreement Signature Page]

Lender:	DEUTSCHE BANK AG NEW YORK BRANCH

	Per:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Director

Attention:	Per:	/s/ John S. McGill
	Name:	John S. McGill
Telecopier:	Title:	Director

[CPG Credit Agreement Signature Page]

Lender:	CITIBANK, N.A.

	Per:	/s/ Michael Zeller
Building #3, 1615 Brett Road New Castle, DE 19720	Name: Title:	Michael Zeller Director

Attention:

Telecopier:

[CPG Credit Agreement Signature Page]

Lender:	BANK OF MONTREAL, CHICAGO BRANCH

	Per:	/s/ Brian L. Banke
	Name:	Brian L. Banke
Attention: Biljana Petkovic	Title:	Director

Telecopier: (312) 293-5283

[CPG Credit Agreement Signature Page]

Lender:	THE BANK OF TOKYO-MITSUBISHI UJF, LTD.

	Per:	/s/ Todd Vaubel
1251 Avenue of the Americas	Name:	Todd Vaubel
New York, New York 10020-1104	Title:	Vice President

Attention: Kevin Sparks (primary) Kim Dang (secondary)
Telecopier: (212) 782-4981

[CPG Credit Agreement Signature Page]

Lender:	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK.

	Per:	/s/ Gordon Yip
1301 Avenue of the Americas New York, NY 10019	Name: Title:	Gordon Yip Director

Attention:
Telecopier:	Per:	/s/ Jeff Ferrell
	Name: Title:	Jeff Ferrell Managing Director

[CPG Credit Agreement Signature Page]

Lender:	HSBC BANK CANADA

	Per:	/s/ Jason Lang
407 8th Avenue SW	Name:	Jason Lang
Calgary, Alberta T2P 1E5	Title:	Director, Resources & Energy Group

Attention: Denise Twizell	Per:	/s/ Jean-Phillippe Garlazzo
	Name:	Jean-Phillippe Garlazzo
Telecopier: (403) 693-8555	Title:	Director, Banking, HSBC

[CPG Credit Agreement Signature Page]

Lender:	THE TORONTO DOMINION BANK, NEW YORK BRANCH

	Per:	/s/ Lexanne Cooper
31 West 52nd Street, 22nd Floor	Name:	Lexanne Cooper
New York, NY 10019	Title:	Authorized Signatory

Attention:
Telecopier: (416) 982-5535

[CPG Credit Agreement Signature Page]

Lender:	SUMITOMO MITSUI BANKING CORPORATION

	Per:	/s/ James D. Weinstein
277 Park Avenue	Name:	James D. Weinstein
New York, NY 10172	Title:	Managing Director

Attention: Loan Services

Telecopier: (713) 277-3555

[CPG Credit Agreement Signature Page]

Lender:	EXPORT DEVELOPMENT CANADA

	Per:	/s/ Raj Acharya
	Name:	Raj Acharya
	Title:	Financing Manager
Attention: Loan Services

	Per:	/s/ Martin Eyok
Telecopier: (613) 598-2514	Name:	Martin Eyok
	Title:	Senior Financing Manager

[CPG Credit Agreement Signature Page]

Lender:	THE BANK OF NOVA SCOTIA

	Per:	/s/ Michael Linder
2000, 700 – 2nd Street S.W.	Name:	Michael Linder
Calgary, AB T2P 2W1	Title:	Director

Attention: Jeff Cebryk	Per:	/s/ Jonathan Leach
	Name:	Jonathan Leach
Telecopier: (403) 221-6497	Title:	Associate

[CPG Credit Agreement Signature Page]

Lender:	CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH

	Per:	/s/ Anar Ramji
333 Clay St., Suite 4510	Name:	Anar Ramji
Houston, TX 77002	Title:	Director

Attention: Richard Antl	Per:	/s/ Randy Geislinger
Telephone: (713) 210-4104	Name:	Randy Geislinger
Telecopier: (713) 210-4129	Title:	Managing Director

[CPG Credit Agreement Signature Page]

Lender:	ROYAL BANK OF CANADA

	Per:	/s/ Tim VandeGriend
3900, 888 – 3rd Street SW	Name:	Tim VandeGriend
Calgary Alberta	Title:	Authorized Signatory
T2P 5C5

Attention: Director

Telecopier: (403) 292 3234

[CPG Credit Agreement Signature Page]

Lender:	BANK OF AMERICA, N.A.

	Per:	/s/ James Campbell
	Name:	James Campbell
Attention: James Campbell	Title:	Director

Telecopier: (403) 237-7372

[CPG Credit Agreement Signature Page]

Lender:	BARCLAYS BANK PLC

	Per:	/s/ Marguerite Sutton
	Name:	Marguerite Sutton
Attention:	Title:	Vice President

Telecopier:

[CPG Credit Agreement Signature Page]

Lender:	WELLS FARGO BANK, NATIONAL ASSOCIATION

	Per:	/s/ J. Michael Quigley
Name: J. Michael Quigley
Attention:	Title: Assistant Vice President

Telecopier:

[CPG Credit Agreement Signature Page]

Lender:	CREDIT SUISSE AG, TORONTO BRANCH

Credit Suisse AG, Toronto Branch	Per:	/s/ Tammy Oldenburg
1 First Canadian Place	Name: Tammy Oldenburg
Suite 2900, P.O. Box 301	Title: Authorized Signatory
Toronto, Ontario

Canada M5X 1C9	Per:	/s/ Szymon Ordys
Name: Szymon Ordys
Title: Authorized Signatory
Attention: Alain Daoust
Telecopier: (416) 352-0927

[CPG Credit Agreement Signature Page]

Lender:	NATIONAL BANK OF CANADA, NEW YORK BRANCH

	Per:	/s/ Mark Williamson
Corporate Customers Operations	Name: Mark Williamson
500 Place d’Armes, 26th Floor	Title: Authorized Signatory
Montreal, QC
H2Y 2W3

Attention: New York Loan Operations	Per:	/s/ John Niedermier
Name: John Niedermier
Telecopier: (514) 271-5294	Title: Authorized Signatory

[CPG Credit Agreement Signature Page]

Lender:	MIZUHO BANK, LTD.

	Per:	/s/ Rob MacKinnon
888 - 3rd Street SW, Suite 1000	Name:	Rob MacKinnon
Calgary, AB T2P 5C5	Title:	Managing Director

Attention: Brad C. Crilly

Telecopier: (403) 444-5376

[CPG Credit Agreement Signature Page]

Exhibit 1 to the Credit Agreement dated as of December 16, 2016 among Columbia Pipeline Group, Inc., as Borrower and TransCanada PipeLines Limited, as Guarantor, and a syndicate of Lenders with JPMorgan Chase Bank, N.A., as Agent

PRICING GRID

Index Debt Ratings: Moody’s/S&P/Fitch	Applicable Margin for Base Rate Loans	Applicable Margin for Libor Rate Loans	Commitment Fee Rate
Category 1 A1/A+/A+ or higher	0.000%	0.750%	0.040%
Category 2 A2/A/A	0.000%	0.875%	0.060%
Category 3 A3/A-/A-	0.000%	1.000%	0.075%
Category 4 Baa1/BBB+/BBB+	0.125%	1.125%	0.100%
Category 5 Baa2/BBB/BBB or lower	0.250%	1.250%	0.150%

For purposes of the forgoing, at any time when the long term unsecured and unsubordinated debt of TCPL:

(a)	is rated by each of S&P, Moody’s and Fitch and is split rated, then the Applicable Margin shall be determined by the category that includes two such ratings, or if the ratings fall into three different categories, the Applicable Margin will be determined based on the category that is the middle of such ratings;

(b)	has only two ratings and is split rated, then the Applicable Margin shall be determined by the higher of the two ratings, except that in the event that the lower of such ratings is more than one category below the higher of such ratings, the Applicable Margin will be determined based on the category that is one category below the higher of such ratings;

(c)	has only one rating (and such rating is by either S&P or Moody’s), the Applicable Margin shall be the rate under the category so assigned; and

(d)	has no rating by any of S&P, Moody’s or Fitch, or is only rated by Fitch, the Applicable Margin shall be deemed to be the lowest rating category.

Further, if the ratings established by Moody’s, S&P and Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

EXHIBIT II to the Credit Agreement dated as of December 16, 2016 among Columbia Pipeline Group, Inc., as Borrower and TransCanada PipeLines Limited, as Guarantor, and a syndicate of Lenders with JPMorgan Chase Bank, N.A., as Agent

COMMITMENTS

Lender	Commitment
JPMorgan Chase Bank, N.A.	$80,000,000
Deutsche Bank AG New York Branch	$70,000,000
Citibank, N.A.	$65,000,000
Bank of Montreal, Chicago Branch	$65,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$65,000,000
Credit Agricole Corporate and Investment Bank	$60,000,000
HSBC Bank Canada	$60,000,000
The Toronto-Dominion Bank, New York Branch	$60,000,000
Sumitomo Mitsui Banking Corporation	$55,000,000
Export Development Canada	$40,000,000
The Bank of Nova Scotia	$50,000,000
Canadian Imperial Bank of Commerce	$50,000,000
Royal Bank of Canada	$50,000,000
Bank of America, N.A.	$40,000,000
Barclays Bank PLC	$40,000,000
Wells Fargo Bank, National Association	$40,000,000
Credit Suisse AG, Toronto Branch	$40,000,000
National Bank of Canada	$35,000,000
Mizuho Bank, Ltd.	$35,000,000
Total	$1,000,000,000

Schedule A to the Credit Agreement dated as of December 16, 2016 among Columbia Pipeline Group, Inc., as Borrower and TransCanada PipeLines Limited, as Guarantor, and a syndicate of Lenders with JPMorgan Chase Bank, N.A., as Agent

NOTICE OF BORROWING, REPAYMENT, PREPAYMENT OR CANCELLATION OF COMMITMENT1

Date:

JPMorgan Chase Bank, N.A., as Agent

[address]

Attention:    Bank Loan Syndications

Dear Sirs:

We refer to the $1,000,000,000 Credit Agreement dated as of December 16, 2016 among Columbia Pipeline Group, Inc., as Borrower and TransCanada PipeLines Limited, as Guarantor, and a syndicate of Lenders with JPMorgan Chase Bank, N.A., as Agent (the “Credit Agreement”). Capitalized terms used herein have the same meaning as in the Credit Agreement.

We hereby give notice of our request for a [Borrowing, repayment, prepayment and/or cancellation of Total Commitment] pursuant to Section [3.3, 3.6 or 4.2] of the Credit Agreement as follows:

(i) Amount of [Borrowing, repayment, or prepayment] $                    .

(ii) Date of [Borrowing, repayment, prepayment and/or cancellation of Total Commitment] is                     .

(iii) [If applicable] Nature of [Borrowing, repayment or prepayment] is by way of a [Base Rate Loan or Libor Loan].

(iv) [If applicable] The amount of the Total Commitment to be cancelled is $                    .

(v) [If applicable] The Interest Period for the Libor Loan is                     months.

(vi) [If applicable] We hereby confirm that each condition precedent in Section 7.2 or Section 7.3 of the Credit Agreement is satisfied on the date hereof and will be satisfied on the Drawdown Date.

[1]	Split the Form of Notice into separate notices.

Yours truly, COLUMBIA PIPELINE GROUP, INC.

By:

Schedule B to the Credit Agreement dated as of December 16, 2016 among Columbia Pipeline Group, Inc., as Borrower and TransCanada PipeLines Limited, as Guarantor, and a syndicate of Lenders with JPMorgan Chase Bank, N.A., as Agent

NOTICE OF CONVERSION

Date:

JPMorgan Chase Bank, N.A., as Agent

[address]

Attention:    Bank Loan Syndications

Dear Sirs:

We refer to the $1,000,000,000 Credit Agreement dated as of December 16, 2016 among Columbia Pipeline Group, Inc., as Borrower and TransCanada PipeLines Limited, as Guarantor, and a syndicate of Lenders with JPMorgan Chase Bank, N.A., as Agent (the “Credit Agreement”). Capitalized terms used herein have the same meaning as in the Credit Agreement.

We hereby give notice of a conversion of Borrowings pursuant to Section 3.8 of the Credit Agreement.

We have outstanding $                     by way of [Base Rate Loan, Libor Loan]. Please convert $                     outstanding by way of [Base Rate Loan, Libor Loan ] into a [Base Rate Loan, Libor Loan] on the                      day of 20        .

[If Applicable] The Interest Period for the Libor Loan is              months.

We hereby confirm that each condition precedent in Section 7.2 or Section 7.3 of the Credit Agreement is satisfied on the date hereof and will be satisfied on the Conversion Date.

Yours truly, COLUMBIA PIPELINE GROUP, INC.

By:

Schedule C to the Credit Agreement dated as of December 16, 2016 among Columbia Pipeline Group, Inc., as Borrower and TransCanada PipeLines Limited, as Guarantor, and a syndicate of Lenders with JPMorgan Chase Bank, N.A., as Agent

NOTICE OF ROLLOVER

Date:

JPMorgan Chase Bank, N.A., as Agent

[address]

Attention:    Bank Loan Syndications

Dear Sirs:

We refer to the $1,000,000,000 Credit Agreement dated as of December 16, 2016 among Columbia Pipeline Group, Inc., as Borrower and TransCanada PipeLines Limited, as Guarantor, and a syndicate of Lenders with JPMorgan Chase Bank, N.A., as Agent (the “Credit Agreement”). Capitalized terms used herein have the same meaning as in the Credit Agreement.

We hereby give notice of a Rollover of a Libor Loan pursuant to Section 3.9 of the Credit Agreement.

We have outstanding $                     by way of a Libor Loan. The Interest Period in respect of such Libor Loan expires on                 , 20        . Please rollover such Libor Loan such that the subsequent Interest Period is              months.

We hereby confirm that each condition precedent in Section 7.2 or Section 7.3 of the Credit Agreement is satisfied on the date hereof and will be satisfied on the date of the Rollover requested hereby.

Yours truly, COLUMBIA PIPELINE GROUP, INC.

By:

Schedule D to the Credit Agreement dated as of December 16, 2016 among Columbia Pipeline Group, Inc., as Borrower and TransCanada PipeLines Limited, as Guarantor, and a syndicate of Lenders with JPMorgan Chase Bank, N.A., as Agent

REQUEST FOR EXTENSION

Date:

JPMorgan Chase Bank, N.A., as Agent

[address]

Attention:    Vice-President, Loan Syndications - Agency

Dear Sirs:

We refer to the $1,000,000,000 Credit Agreement dated as of December 16, 2016 among Columbia Pipeline Group, Inc., as Borrower and TransCanada PipeLines Limited, as Guarantor, and a syndicate of Lenders with JPMorgan Chase Bank, N.A., as Agent (the “Credit Agreement”). Capitalized terms used herein have the same meaning as in the Credit Agreement.

In accordance with Section 3.11 of the Credit Agreement, we hereby request that the Lenders extend the Revolving Termination Date by 364 days.

We hereby certify, for the benefit of the Lenders, that the representations and warranties contained in Section 2.1 of the Credit Agreement are true and correct in all material respects on the date hereof (other than any such representation or warranty expressly stated to be made as of an earlier date, which representation or warranty shall be true and correct in all material respects as of such earlier date) with the same effect as if such representations and warranties were made on the date hereof [describe any which are not true and correct].

Yours truly, COLUMBIA PIPELINE GROUP, INC.

By:

By:
Title:

Schedule E to the Credit Agreement dated as of December 16, 2016 among Columbia Pipeline Group, Inc., as Borrower and TransCanada PipeLines Limited, as Guarantor, and a syndicate of Lenders with JPMorgan Chase Bank, N.A., as Agent

COMPLIANCE CERTIFICATE

We,                     and                     hereby certify as follows:

We are the [describe offices held], respectively, of TransCanada PipeLines Limited (“TCPL”).

(vii)	This Certificate applies to the Fiscal Year ending , .

(viii)	We are familiar with and have examined the provisions of the $1,000,000,000 Credit Agreement dated as of December 16, 2016 among Columbia Pipeline Group, Inc., as Borrower and TransCanada PipeLines Limited, as Guarantor, and a syndicate of Lenders with JPMorgan Chase Bank, N.A., as Agent (the “Credit Agreement”), and we have made such reasonable investigations of corporate records and inquiries of other officers and senior personnel of TCPL as we have deemed necessary for purposes of this Certificate.

(ix)	No event or circumstance has occurred under the Credit Agreement which would constitute an Event of Default [except as noted below:]

(x)	As at December 31, [ ], the Funded Obligations of TCPL [did/did not] exceed 75% of the Total Capitalization of TCPL.

(xi)	Except where the context otherwise requires, all capitalized terms used herein have the same meaning as in the Credit Agreement.

(xii)	This Certificate is given by the undersigned officers in their capacity as officers of TCPL without any personal liability on the part of such officers.

Executed at the City of Calgary, in the Province of Alberta, this         day of                     ,             .

TRANSCANADA PIPELINES LIMITED

By:
Title:

Per:
Title:

E-2

Schedule F to the Credit Agreement dated as of December 16, 2016 among Columbia Pipeline Group, Inc., as Borrower and TransCanada PipeLines Limited, as Guarantor, and a syndicate of Lenders with JPMorgan Chase Bank, N.A., as Agent

OPINION OF COUNSEL TO TCPL TO COME

Schedule G to the Credit Agreement dated as of December 16, 2016 among Columbia Pipeline Group, Inc., as Borrower and TransCanada PipeLines Limited, as Guarantor, and a syndicate of Lenders with JPMorgan Chase Bank, N.A., as Agent

OPINION OF MAYER BROWN LLP TO COME

Schedule H to the Credit Agreement dated as of December 16, 2016 among Columbia Pipeline Group, Inc., as Borrower and TransCanada PipeLines Limited, as Guarantor, and a syndicate of Lenders with JPMorgan Chase Bank, N.A., as Agent

LENDER TRANSFER AGREEMENT

To:    Columbia Pipeline Group, Inc.

To:    the Agent

Dear Sirs:

We refer to Section 12.1 of the Credit Agreement dated as of December 16, 2016 (the “Credit Agreement”) among Columbia Pipeline Group, Inc. (the “Borrower”), TransCanada PipeLines Limited (the “Guarantor”), the banks named therein from time to time as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., as Agent (the “Agent”) as amended from time to time. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

This Agreement is delivered to you pursuant to Section 12.1 of the Credit Agreement and constitutes notice of confirmation to each of you of the assignment to                      (the “Assignee”) of $                     of the Commitment of                      (the “Assignor”) under the Credit Agreement on the date hereof. After giving effect to the foregoing assignment, the Loans and the Commitment of the Assignor and Assignee for the purposes of the Credit Agreement are as set forth opposite such person’s name on the signature pages hereof.

The Assignee hereby acknowledges and confirms that it has received a copy of the Credit Agreement and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans. The Assignee further confirms and agrees that in becoming a Lender and in making its Commitment and Loans, such actions have and will be made without recourse to, or representation or warranty by the Agent or the Assignee except as otherwise provided for herein.

Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Agent and the Borrower:

the Assignee:

(A)	shall be deemed automatically to have become a party to the Credit Agreement and to have all the rights and obligations of a “Lender” under the Credit Agreement and the other Loan Documents as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and

(B)	agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto;

(xiii)	the Assignor shall be released from its obligations arising after such date under the Credit Agreement and the other Loan Documents to the extent assumed by the Assignee as specified in the second paragraph hereof; and

(xiv)	the Assignor and the Assignee shall make all appropriate adjustments in payments for periods prior to such date by the Agent or with respect to the making of this Assignment directly between themselves.

The Assignee hereby advises each of you of the following administrative details with respect to the assigned loans and Commitment and further requests the Agent to acknowledge receipt of this document:

(A)	Branch of Account:

(B)	Notice Address:

(C)	Payment Instructions:

This Agreement may be executed by the Assignor and Assignee in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

DATED at • this • day of •, •.

Loans: [describe amount and type]	[ASSIGNOR]

Per:
Title: •

Commitment: $[•]	Per:
Title: •

Loans: [describe amount and type]	[ASSIGNEE]

Per:
Title: •

Commitment: $[•]	Per:
Title: •

Accepted and Acknowledged this • day of •, •

JPMORGAN CHASE BANK, N.A., as Agent

By:
Title: •

By:
Title: •

H-2

Accepted and Acknowledged this • day of •, •

COLUMBIA PIPELINE GROUP, INC.

By:
Title: •

By:
Title: •

H-3